         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 30, 2001
                                              REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   -------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                     ---------------------------------------

                                  GLIATECH INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                    34-1587242
 (State or Other Jurisdiction of                    (I.R.S. Employer
 Incorporation or Organization)                   Identification Number)

                            23420 COMMERCE PARK ROAD
                              CLEVELAND, OHIO 44122
                                 (216) 831-3200
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                        --------------------------------

                                 STEVEN L. BASTA
                                    PRESIDENT
                                  GLIATECH INC.
                            23420 COMMERCE PARK ROAD
                              CLEVELAND, OHIO 44122
                                 (216) 831-3200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                        --------------------------------

                                   Copies to:
                             THOMAS C. DANIELS, ESQ.
                           JONES, DAY, REAVIS & POGUE
                                   NORTH POINT
                               901 LAKESIDE AVENUE
                              CLEVELAND, OHIO 44114
                                 (216) 586-3939

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement has become effective.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                             ---------

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                           Amount To Be           Proposed Maximum         Proposed Maximum          Amount Of
         Title of Shares To                 Registered        Offering Price Per Share    Aggregate Offering     Registration Fee
            Be Registered                                                                       Price
---------------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.01 per           (1)(2)                   (2)(4)                   (2)(4)                (2)(4)
                share
---------------------------------------------------------------------------------------------------------------------------------
         Subscription Rights                    (3)                      (3)                     (3)                    (3)
---------------------------------------------------------------------------------------------------------------------------------
                Total                       $21,200,000              100%(3)(4)              $21,200,000           $5,300(3)(4)
=================================================================================================================================

(1) One preferred share purchase right will attach to and trade with each share of common stock. The terms of these rights are described in the registration statement on Form 8-A filed with the Commission on July 2, 1997, as amended. The rights are also covered by this registration statement and the value attributable to them, if any, is reflected in the market price of the common stock.
(2) There are being registered under this Registration Statement such indeterminate number of shares of common stock of the Registrant as shall have an aggregate initial offering price of $21,200,000.
(3) Consists of shares to be issued upon exercise of the rights and estimated solely for the purpose of calculating the registration fee.
(4) Calculated in accordance with Rule 457(o) of the Securities Act.


                        --------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell those shares of our common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell those securities and it is not soliciting an offer to buy those securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 30, 2001
Preliminary Prospectus

                                 [GLIATECH LOGO]


                                 RIGHTS OFFERING

                      OF __________ SHARES OF COMMON STOCK

                               AT $_____ PER SHARE

         You will receive one subscription right for each ____ shares of common stock that you owned as of 5:00 p.m., New York City time, on the record date, which was _________, 2001. Each right entitles you to purchase one share of common stock for a subscription price of $_____ per share. If you fully exercise your rights and other stockholders do not fully exercise their rights, you may elect to purchase additional shares on a pro rata basis with any other oversubscribing stockholders. This is your oversubscription privilege.

         Our common stock is traded on the Nasdaq National Market System under the symbol "GLIA." On August 29, 2001, the closing price for our common stock as reported by Nasdaq was $4.00 per share.

         The rights are exercisable beginning on the date of this prospectus and expire on ___________, 2001 at 5:00 p.m., New York City time. We have the option of extending the expiration date, although we do not currently intend to do so. The exercise of the rights is irrevocable once made, and no interest will be paid to you on the subscription price if you exercise your rights.

         We are conducting this offering to raise needed capital for our business. We intend to use all net cash proceeds from this offering for general corporate purposes, including research and development of new products, commercial and regulatory activities associated with ADCON(R) Gel products, general and administrative expenses and working capital.

         Our largest stockholder, which currently holds approximately 18.5% of our outstanding common stock, has indicated that it expects to exercise its basic subscription right in order to purchase all the shares of common stock it is entitled to purchase in this rights offering, although it is under no legal obligation to purchase any shares in this offering.

         AN INVESTMENT IN OUR SHARES INVOLVES A HIGH DEGREE OF RISK. WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMPANY AND OUR COMMON STOCK, BEFORE YOU DECIDE WHETHER OR NOT TO EXERCISE YOUR SUBSCRIPTION RIGHTS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================= =============================
                            Subscription Price     Discounts and Commissions(1)       Our Proceeds
                            ------------------     ----------------------------       ------------
-----------------------------------------------------------------------------------------------------------
Per Share..................           $____                     None                       $____
----------------------------
Proceeds, Before                  $____________                 None                    $___________
Expenses(2)................
============================================================================= =============================

(1) We have not retained any underwriters for this offering, and thus we will not incur any underwriting discounts or commissions.
(2) We expect to incur approximately $_____ in expenses in connection with this offering.

           SUBSCRIPTION AGENT: AMERICAN STOCK TRANSFER & TRUST COMPANY

               The date of this prospectus is ____________, 2001.

                                TABLE OF CONTENTS




                                                                                                              Page
                                                                                                              ----

WHERE YOU CAN FIND MORE INFORMATION.............................................................................ii

PROSPECTUS SUMMARY...............................................................................................1

SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA..................................................................10

RISK FACTORS....................................................................................................11

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS.................................................................25

BUSINESS........................................................................................................26

RECENT DEVELOPMENTS.............................................................................................29

THE RIGHTS OFFERING.............................................................................................31

SPECIFIC FEDERAL INCOME TAX CONSEQUENCES........................................................................38

USE OF PROCEEDS.................................................................................................39

DETERMINATION OF SUBSCRIPTION PRICE.............................................................................39

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY.................................................................40

CAPITALIZATION..................................................................................................41

PLAN OF DISTRIBUTION............................................................................................42

LEGAL MATTERS...................................................................................................43

EXPERTS.........................................................................................................43

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus constitutes part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933 with respect to this rights offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, some portions of which we have omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the related exhibits for further information with respect to us and this rights offering. Statements made in this prospectus as to any contract, agreement or other document are summaries of the material terms of those contracts, agreements or other documents and are not necessarily complete.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with those requirements we file annual, quarterly and current reports and other information with the SEC. These filings are available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov. You may also read and copy, at prescribed rates, any of our filings at the SEC's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the operation of its public reference facilities.

         Our common stock is traded on the Nasdaq National Market System, and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" the information included in the documents we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents that we have filed with the SEC:

         - Our annual report on form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 23, 2001;

         - Our quarterly report on form 10-Q for the quarterly period ended March 31, 2001, filed with the SEC on May 15, 2001;

         - Our quarterly report on form 10-Q for the quarterly period ended June 30, 2001, filed with the SEC on August 14, 2001;

         - The description of our common stock contained in our registration statement on form 8-A, filed with the SEC on October 3, 1995; and

         - The description of rights to purchase shares of our Series A Junior Participating Preferred Stock contained in our registration statement on form 8-A filed with the SEC on July 2, 1997, as amended on November 19, 1999 and June 2, 2000.

         We also incorporate by reference all documents we file pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

         We will promptly provide without charge to you, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference in those documents. You should direct your requests as follows:

                            Gliatech Inc.
                            23420 Commerce Park Road
                            Cleveland, Ohio  44122
                            Telephone: (216) 831-3200
                            Telecopy:  (216) 831-4220
                            Attention:  Investor Relations

         You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus. Also, you should not assume that there has been no change in our business or affairs since the date of this prospectus.

                            PROSPECTUS SUMMARY

         This summary highlights selected information from this prospectus. This summary is not complete and may not provide all of the information you should consider before deciding whether or not to exercise your subscription rights. Therefore, we urge you to read the entire prospectus, including the risk factors, carefully. We also encourage you to review the financial statements and other information provided in reports and other documents that we file with the SEC, as described under "Where You Can Find More Information" on the inside front cover of this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties that may cause actual results to differ materially from those anticipated. See "Disclosure Regarding Forward-Looking Statements" on page 25.

                    QUESTIONS AND ANSWERS ABOUT THIS OFFERING

WHAT IS A SUBSCRIPTION RIGHT?

         Subscription rights give our stockholders the right to purchase additional shares of our common stock. Each right entitles the holder to purchase one additional share of our common stock for $___ per share, which is the basic subscription right. On August 29, 2001, the last reported sales price for our common stock on the Nasdaq National Market System was $4.00 per share.

WHY ARE YOU OFFERING THE SUBSCRIPTION RIGHTS?

         We are conducting this offering to raise needed capital for our company. Without this capital, we may not be able to fund our operations at their current level past February 2002. We believe the rights offering is an excellent way for us to raise equity capital. We are pursuing this rights offering to provide stockholders with the opportunity to avoid dilution by participating in the issue of the shares of common stock on a pro rata basis. We intend to use the net proceeds of this offering for general corporate purposes, including research and development of new products, commercial and regulatory activities associated with ADCON(R) Gel products, general and administrative expenses and working capital. If this rights offering is fully subscribed, we would receive $________ (before fees and expenses relating to this offering), and we expect that those proceeds will permit us to meet our operating and capital requirements at least until _____________. We may from time to time elect to raise additional funds through various potential sources such as equity and debt financing, collaborative agreements and/or strategic alliances. We cannot assure you that any alliances or funding alternatives will be consummated, as these alternatives may depend upon other factors, including, without limitation, market conditions. In addition, if any alliance or financing is consummated, it may not be on acceptable terms.

         Our largest stockholder, which holds approximately 18.5% of the outstanding shares of our common stock, has indicated that it expects to exercise its basic subscription right in order to purchase all the shares of common stock it is entitled to purchase in this rights offering, although it is under no legal obligation to purchase any shares in the offering.

HOW MANY SUBSCRIPTION RIGHTS WILL I RECEIVE?

         You will receive one right for every ______ shares of common stock you owned as of 5:00 p.m., New York City time, on _____________, 2001.

HOW SOON DO I NEED TO ACT?

         You must act before your rights expire on ___________, 2001 at 5:00 p.m., New York City time. Although we have the option of extending this expiration date, we currently do not intend to do so.

MAY I PURCHASE A GREATER NUMBER OF SHARES OF COMMON STOCK THAN PERMITTED PURSUANT TO MY BASIC SUBSCRIPTION RIGHT?

         Yes. You may elect to purchase an additional number of shares of our common stock over and above your basic subscription right at the same subscription price of $____ per share. This is called your oversubscription privilege.

         We will offer ____ shares of our common stock in this rights offering. If all the stockholders do not exercise their rights and you exercise all of your rights, then you may exercise your oversubscription privilege and purchase more shares in this rights offering. If oversubscription requests exceed shares available, we will allocate the available shares pro rata among our stockholders who exercise their oversubscription privilege.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS? WHAT FORMS AND PAYMENT ARE REQUIRED TO PURCHASE SHARES?

         If you wish to exercise your subscription rights, then, before your rights expire on __________, 2001, you must deliver the following to our subscription agent:

         - your rights certificate with a properly completed exercise form; and

         - the subscription price by wire transfer of immediately available funds, money order, certified or cashier's check drawn on a U.S. bank or personal check.

         Subscription payments made by personal check may take five or more business days to clear. Accordingly, if you wish to make payment in that manner, you should mail your check sufficiently in advance of the expiration date of the rights to ensure that the subscription agent receives the check and your funds clear by the expiration date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds instead of by personal check. If you wish to make your subscription payment by wire transfer, you must contact our subscription agent to receive a Wire Authorization Form.

         You may also use an alternate procedure to exercise your rights called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the rights certificate if full payment is received before the expiration date and a securities broker or qualified financial institution signs the "Notice of Guaranteed Delivery" form to guarantee that your properly completed rights certificate will be timely delivered.

WHERE CAN I FIND MY EXERCISE FORM? HOW DO I COMPLETE IT?

         Your exercise form begins on page three of your rights certificate. If you wish to exercise your basic subscription right, fill in the number of shares of common stock you wish to purchase pursuant to your basic subscription right and oversubscription privilege where indicated on the exercise form and calculate your subscription payment. After completing the exercise form, sign the form and print your full name, telephone number and address where indicated. If you indicate a different address for delivery than is inscribed on the first page of your rights certificate, you must have your signature guaranteed by a bank, securities dealer or credit union.

         If you do not indicate on your exercise form the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the exercise form and payment only for the maximum number of shares, including any shares pursuant to your oversubscription privilege, if applicable, that may be purchased based on actual payment delivered. We will return any payment not applied to the purchase of shares under this offering as soon as practicable by mail. We will not pay interest on the returned payment.

IF I EXERCISE MY SUBSCRIPTION RIGHTS, WHEN WILL I RECEIVE MY STOCK CERTIFICATES?

         Stock certificates for shares that you purchase pursuant to your basic subscription right and oversubscription privilege will be issued to you as soon as practicable after the expiration date of this rights offering. Unless you instruct otherwise on your exercise form, shares you purchase by exercising your rights will be registered in your name.

MAY I EXERCISE FEWER THAN ALL OF MY SUBSCRIPTION RIGHTS?

         Yes. You may exercise fewer than all of your rights by completing your exercise form and indicating the number of rights you wish to exercise pursuant to your basic subscription right.

HAVE OTHER STOCKHOLDERS AGREED TO EXERCISE SUBSCRIPTION RIGHTS?

         Our largest stockholder, which currently holds approximately 18.5% of our outstanding common stock, has indicated that it expects to exercise its basic subscription right in order to purchase all the shares of common stock that it is entitled to purchase in this rights offering, although it is not legally obligated to purchase any shares in the offering.

AM I REQUIRED TO SUBSCRIBE IN THIS RIGHTS OFFERING?

         No. You are not required to exercise any subscription rights, purchase any new shares or otherwise take any action in response to this offering.

WHAT WILL HAPPEN IF I DO NOT EXERCISE MY SUBSCRIPTION RIGHTS?

         If you do not exercise any of your rights, the number of shares you own will not change, but your percentage ownership in us will decline following this offering depending on the number of rights exercised by other stockholders. If you exercise some, but not all of your rights, your percentage ownership in us may also decline depending upon the number of rights exercised by other stockholders.

MAY I CHANGE OR CANCEL MY EXERCISE OF SUBSCRIPTION RIGHTS AFTER I SEND IN MY RIGHTS CERTIFICATE AND EXERCISE FORM?

         No. Once you exercise your rights, you cannot revoke the exercise, and no interest will be paid to you on the subscription price. You should not exercise your rights unless you are certain that you wish to purchase additional shares of common stock at a price of $____ per share.

WILL MY MONEY BE RETURNED IF THIS OFFERING IS CANCELED?

         We may cancel or terminate this offering at any time and for any reason prior to the expiration date. If we cancel or terminate this offering, we will return your subscription price, but without any payment of interest.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THIS OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, DEALER OR OTHER NOMINEE?

         If you hold your shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise your subscription rights on your behalf for the shares you wish to purchase. Therefore, you will need to instruct your broker, dealer or other nominee to act for you.

         If you wish to participate in this offering and purchase shares, please promptly contact your broker, dealer or other nominee of your shares. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the election, instruction or exercise form that your broker, dealer or other nominee sends you. You should have received that form from your broker, dealer or other nominee with the other rights offering materials. If you did not, please contact Morrow & Co., our information agent, at (800) 607-0088 to receive the offering materials.

WHAT FEES OR CHARGES APPLY IF I PURCHASE SHARES?

         We are not charging any fees or sales commissions for subscription rights or to issue shares of common stock to you if you exercise your rights. If you exercise your rights through a record holder of your shares, you are responsible for paying fees, if any, that your broker, dealer or other nominee may charge.

TO WHOM SHOULD I SEND FORMS AND PAYMENTS?

         You should send your offering documents and payment by mail or courier service to:

By Hand or First Class Mail:             By Overnight Courier:
American Stock Transfer & Trust Company  American Stock Transfer & Trust Company
59 Maiden Lane                           6201 15th Avenue
New York, New York 10038                 Brooklyn, New York 11219
-----------------                        -----------------

         For instructions on how your subscription payment should be sent to American Stock Transfer & Trust Company, see "The Rights Offering -- Required Forms of Payment" on page 34.

         Securities brokers and other qualified financial institutions can use an alternate procedure called "Notice of Guaranteed Delivery." See "The Rights Offering -- Special Procedure Under "Notice of Guaranteed Delivery" Form" on page 35.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

         If you have questions, need additional copies of offering materials or otherwise need assistance relating to the rights offering, please contact our information agent for this offering:

                                  Morrow & Co.
                                 445 Park Avenue
                            New York, New York 10022
                            Telephone: (800) 607-0088
                        E-mail: gliatech.info@morrowco.com

         If you have other questions or wish to receive copies of our recent SEC filings, you can also contact us at 23420 Commerce Park Road, Cleveland, Ohio 44122, Attention: Investor Relations, telephone: (216) 831-3200, telecopy: (216) 831-4220, or refer to the other sources described under "Where You Can Find More Information" on the inside front cover of this prospectus.

                                   OUR COMPANY

         We are engaged in the discovery and development of biosurgery and pharmaceutical products. Our biosurgery products include ADCON(R)-L and ADCON(R)-T/N and ADCON(R) Solution, which are proprietary, resorbable, carbohydrate polymer medical devices designed to inhibit scarring and adhesions following surgery. Our pharmaceutical product candidates include small molecule drugs to modulate the cognitive state of the nervous system and proprietary monoclonal antibodies designed to inhibit inflammation.

         Our biosurgery products are based on the ADCON(R) family of products. Our lead product, ADCON(R)-L, has been approved for commercialization in the United States and in 39 other countries, including the major European countries, for use to inhibit peridural fibrosis following specific spinal surgery procedures, such as lumbar surgeries. ADCON(R)-T/N has also been approved in Europe and several international markets, but not yet in the United States, for use to inhibit scar formation in tendon and nerve surgery. As discussed below, we conducted a voluntary worldwide recall of ADCON(R)-L and ADCON(R)-T/N in January 2001. ADCON(R)-L was relaunched for commercial sales outside the U.S. in May 2001. ADCON(R) Solution, which is currently undergoing U.S. clinical trials, is a proprietary, resorbable, carbohydrate polymer liquid that is applied during pelvic, gynecologic, abdominal and colorectal surgeries. ADCON(R) Solution is designed to provide a physical barrier to inhibit scarring and adhesions, which may lead to small bowel obstructions, infertility or pain.

         We are also engaged in the research and development of small molecule compounds for the treatment of several neurological disorders and antibody therapies to inhibit inflammation. These products may potentially treat disorders such as Attention Deficit Hyperactive Disorder, or ADHD, sleep disorders, schizophrenia, rheumatoid arthritis, cardiopulmonary bypass surgery complications and Alzheimer's Disease.

         We were incorporated under the laws of the State of Delaware on August 12, 1987 and commenced operations in August 1988. Our principal executive offices are located at 23420 Commerce Park Road, Cleveland, Ohio 44122. Our telephone number is (216) 831-3200. We also have a facility in Solon, Ohio.

                               RECENT DEVELOPMENTS

         In July 2001, an 847 patient multi-center retrospective evaluation of ADCON(R)-L for inhibition of post-operative peridural fibrosis following spinal root decompression was completed on our behalf by an independent third party research organization. We believe that the preliminary results from this evaluation indicate that the incidence rates of adverse events in this study were generally consistent with those seen in the ADCON(R)-L treated and the control group patient populations of our previous clinical trials for ADCON(R)-L.

         In June 2001, we received permission from the Food and Drug Administration, or FDA, to initiate an independent re-evaluation of the magnetic resonance imaging, or MRI, data from the U.S. clinical study of ADCON(R)-L. This re-evaluation is being conducted by an independent clinical research organization. In this re-evaluation, two neuroradiologists trained to assess scar formation after lumbar surgery have each independently read the MRIs. The FDA has informed us that demonstration of ADCON(R)-L's effectiveness by this re-evaluation will be a condition of the FDA's consideration of a request for permission to resume commercial distribution of ADCON(R)-L in the U.S. This re-evaluation will be audited by the independent auditor we retained in connection with the AIP guidelines. We cannot assure you that the results of this re-evaluation will be favorable.

         In May 2001, we resumed commercial distribution of ADCON(R)-L outside the U.S. We are currently preparing data for submission to the FDA regarding our manufacturing corrective actions. This data and the MRI re-evaluation described above will be reviewed by the FDA in connection with our application to resume commercial distribution of ADCON(R)-L in the United States. The results of the FDA's consideration of this application and the information contained in the application is uncertain at this point. We cannot determine when, if ever, we will be permitted to resume distribution of ADCON(R)-L in the United States.

         In April 2001, we entered into an agreement with Paul Capital Royalty Acquisition Fund, L.P., or PCRAF, for up to $15 million to be invested in stages with a future option for up to $15 million in additional funds, subject to satisfaction of specific conditions. To date, we have received $7.5 million from PCRAF. We cannot assure you that we will receive any additional funds from PCRAF.

         In January 2001, we voluntarily recalled and discontinued worldwide sales of ADCON(R)-L and ADCON(R)-T/N due to a recall by a supplier of a raw material used in the production of these products. As a result of the supplier recall, the FDA issued an import alert with respect to ADCON(R)-L. Based on a new raw material in a modified container provided by the supplier, we validated production of ADCON(R)-L using this new supply of raw material. In May 2001, we relaunched ADCON(R)-L internationally. We are engaged in discussions with the FDA regarding a process to obtain FDA permission to resume sales of ADCON(R)-L in the United States.

         In December 2000, the FDA placed us on AIP status due to, among other things, violations of good clinical practice in the conduct, analysis and reporting of data from the U.S. clinical study of ADCON(R)-L. The FDA has also expressed concerns regarding other past activities of Gliatech. While under AIP, the FDA will not substantively review submissions until it has assessed the validity of data and information in our FDA applications. Our activities that require FDA review will be substantially delayed pending resolution of the AIP process. Although as described above we expected that our manufacturing corrective actions and MRI re-evaluation will be reviewed by the FDA, other anticipated submissions will be delayed. In February 2001, we retained Health Policy Associates, Inc., or HPA, to serve as independent auditor with respect to submissions to the FDA. As part of our AIP status, the FDA has requested that HPA conduct audits of selected sites in the U.S. clinical study of ADCON(R)-L, and the FDA has conducted inspections of five sites that participated in this study. To date, the FDA has issued inspectional observations on Form FDA 483 to four of these sites and has subsequently issued warning letters to three of these sites.

         We are working to resolve the AIP status. We believe key elements of this process involve ongoing audits of matters concerning the FDA by HPA, our independent auditor under AIP, and the development by us of an AIP Corrective Action Plan, an AIP CAP, which establishes policies and procedures with respect to our data integrity compliance activities. HPA has issued a preliminary report on one matter of concern, our handling of medical device complaints and our past practices related to submission of Medical Device Reports, or MDRs. This preliminary report indicates that, in HPA's opinion, we failed to file properly MDRs during the period of 1998 through part of 2000. HPA also found that we have improved our systems and procedures with respect to MDR reporting, and have filed MDRs appropriately in 2001. We cannot assure you that the FDA will concur with HPA's preliminary assessment. In addition, because HPA audits of the U.S. clinical study of ADCON(R)-L and other past activities of Gliatech are ongoing, we cannot assure you that HPA's preliminary conclusions will not be modified or otherwise changed. In addition to the audits by HPA, we are developing our AIP CAP and anticipate submitting this to the FDA for review. The FDA has indicated that its review of our AIP CAP will be an important step in the resolution of AIP status. We cannot assure you that the FDA will be satisfied with our corrective actions or that the FDA will remove us from AIP status.

         We are actively seeking a potential partner for some or all of our pharmaceutical programs. Some of our current discussions with potential partners are at advanced stages and may involve the issuance of additional shares of our common stock in connection with such transactions. We cannot assure you that we will consummate any type of partnering arrangement on satisfactory terms, or at all. In addition, you should know that in the future we may seek to separate our biosurgery and pharmaceutical development businesses and consider independent strategies for each business. We cannot assure you that we will be able to execute the strategy for either or both businesses or that we can consummate any such strategic alternative if determined to be appropriate, for any or all of our business activities.

         The Department of Justice and the Office of Criminal Investigations of the FDA, or OCI, have advised us of an ongoing government investigation related to past integrity issues and areas of FDA concern. This investigation could result in potential civil or criminal penalties being filed against us or our current or former employees. In conjunction with the activities of the OCI, we believe that the Department of Justice is conducting an investigation into several of the issues previously identified as integrity issues and matters of concern by the FDA. See "Risk Factors -- Risks Related to Our Business -- The FDA could take enforcement actions against us." We are cooperating fully with the DOJ in this ongoing and active investigation.

                     SUMMARY OF TERMS OF THE RIGHTS OFFERING

         Further details concerning this part of the summary are set forth under "The Rights Offering" beginning on page 31. Only holders of record of our common stock at the close of business on the record date stated below may exercise subscription rights.

Securities Offered......................      We are offering up to __________
                                              shares of our common stock to be
                                              issued upon exercise of the
                                              rights.

Record Date.............................      The record date is __________,
                                              2001 at 5:00 p.m., New York City
                                              time. Only our stockholders of
                                              record as of the record date will
                                              receive rights to subscribe for
                                              new shares of our common stock.

Expiration Date.........................      The rights expire on ___________,
                                              2001 at 5:00 p.m., New York City
                                              time. Rights not exercised by the
                                              expiration date will be null and
                                              void. We may extend the expiration
                                              date for any reason.

Subscription Ratio; Basic Subscription Right  You are receiving one right for every _____ shares of common stock
                                              that you owned as of the record
                                              date. Each right entitles you to
                                              purchase one share of our common
                                              stock for the subscription price.

Subscription Price......................      $____ per share, payable in cash.
                                              We cannot assure you that the
                                              subscription price will remain
                                              below the trading price for our
                                              common stock or that the trading
                                              price will not decline to below
                                              the subscription price during or
                                              after this offering.

Oversubscription Privilege..............      If you fully exercise your basic
                                              subscription right, you may also
                                              purchase additional shares of
                                              common stock that are not
                                              purchased by other stockholders at
                                              the same subscription price,
                                              subject to proration.

Use of Proceeds.........................      We intend to use the net proceeds
                                              of this offering for general
                                              corporate purposes, including
                                              research and development of new
                                              products, commercial and
                                              regulatory activities associated
                                              with ADCON(R) Gel products,
                                              general and administrative
                                              expenses and working capital.

Transferability of Rights...............      The rights are not separately
                                              transferable. The rights attach to
                                              and trade with the common stock.

No Board Recommendation.................      Our board of directors does not
                                              make any recommendation regarding
                                              the exercise of rights in this
                                              offering.

Specific U.S. Federal Income Tax
Consequences............................      For U.S. federal income tax
                                              purposes, we believe that a
                                              stockholder should not recognize
                                              taxable income upon the receipt or
                                              exercise of rights. See "Specific
                                              Federal Income Tax Consequences"
                                              beginning on page 38. Each
                                              stockholder should consult the
                                              holder's own tax adviser
                                              concerning the tax consequences of
                                              this offering under the holder's
                                              own tax situation. This prospectus
                                              does not summarize tax
                                              consequences arising under state
                                              tax laws, non-U.S. tax law, or any
                                              tax laws relating to special tax
                                              circumstances or particular types
                                              of taxpayers.

Extension, Withdrawal and Amendment.....
                                              We have the option of extending
                                              this offering and the subscription
                                              period, although we currently do
                                              not intend to do so. We also
                                              reserve the right to withdraw,
                                              terminate or amend the terms of
                                              this offering at any time for any
                                              reason. If this offering is
                                              withdrawn or terminated, or any
                                              submitted subscriptions no longer
                                              comply with the amended terms of
                                              this offering, we will return all
                                              payments received for those
                                              subscriptions, without interest.

Shares of Common Stock Outstanding Before
the Rights Offering.....................
                                              9,682,637 shares.

Shares of Common Stock Outstanding Upon
Completion of Rights Offering...........
                                              Up to __________ shares, depending
                                              on the number of rights exercised
                                              by our stockholders.


                                  RISK FACTORS

         Exercising subscription rights to purchase our common stock involves a high degree of risk. If you exercise your rights to purchase new shares of our common stock, you risk losing the new money you invest. See the section entitled "Risk Factors" immediately following this summary for a discussion of specific factors that you should consider before you decide whether or not to exercise your rights in this rights offering.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                            SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                             JUNE 30,
                                        --------------------------------------------------------------   -----------------------
                                            1996        1997         1998         1999         2000          2000       2001
                                        --------------------------------------------------------------   -----------------------
                                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

  REVENUES
     Net product sales ...............  $      901   $    1,536   $   13,926   $   26,495   $   23,113   $   13,867   $    1,094
     Research contracts ..............       2,855        2,954        2,559          514          ---          ---          ---
     Government grants ...............         122          410          846          944          542          485          ---
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                  Total ..............  $    3,878   $    4,900   $   17,331   $   27,953   $   23,655   $   14,352   $    1,094

  OPERATING COSTS AND EXPENSES
     Cost of products sold ...........  $      342   $      614   $    2,468   $    4,973   $    8,503   $    2,367   $    2,653
     Research and development ........       6,238        7,135       10,055       12,754        9,364        5,803        5,256
     Selling, general and
     administrative ..................       4,118        4,510        9,482       11,300       12,192        6,113        4,650
     Merger related and severance
     costs ...........................         ---          ---          ---          780        7,541          724          ---
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
     Total operating costs and
     expenses ........................  $   10,698   $   12,259   $   22,005   $   29,807   $   37,600   $   15,007   $   12,559
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------

  LOSS FROM OPERATIONS ...............  $   (6,820)  $   (7,359)  $   (4,674)  $   (1,854)  $  (13,945)  $     (655)  $  (11,465)
  Settlement of claim ................        ----       (2,025)        ----         ----          ---          ---          ---
  Interest income, net ...............       1,120          824          916        1,459        1,026          542          101
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net loss ...........................  $   (5,700)  $   (8,560)  $   (3,758)  $     (395)  $  (12,919)  $     (113)  $  (11,364)
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Basic and diluted net loss per
  common share .......................  $    (0.78)  $    (1.16)  $    (0.44)  $    (0.04)  $    (1.35)  $    (0.01)  $    (1.17)
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Shares used for purposes of
  computing basic and diluted net loss
  per common share ...................   7,313,230    7,354,124    8,511,014    9,472,532    9,564,315    9,505,232    9,682,637

                                                                                           AT JUNE 30, 2001
                                                                                  ---------------      --------------
                                                                                      ACTUAL            AS ADJUSTED (1)
                                                                                  ---------------      --------------
                                                                                             (UNAUDITED)

BALANCE SHEET DATA:
Cash, cash equivalents and investments.....................................       $11,284
Working capital............................................................         7,929
Total assets...............................................................        19,312
Accumulated deficit........................................................       (70,450)
Total stockholders' equity.................................................         5,136


------------------------
(1) Adjusted to reflect our sale of the ___________ shares of common stock offered in this rights offering at a price of $_____ per share and the receipt of the net proceeds from this offering. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

         You should carefully consider the following risks and the other information in this prospectus before deciding whether or not to exercise subscription rights in this offering. Investing in our common stock involves a high degree of risk. Many factors, including the risks described below and other risks, could materially harm our business, results of operations, financial condition and prospects. In that case, the trading price of our common stock could decline, and you may lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS

THE FDA COULD TAKE ENFORCEMENT ACTIONS AGAINST US.

         Over the past several years, the FDA has taken significant regulatory action with respect to Gliatech. The FDA has inspected our facilities, our third party contract manufacturer, and several of the sites that participated in the U.S. clinical study of ADCON(R)-L. Pursuant to these inspections, the FDA has issued several inspectional observations on Form FDA 483, has issued one warning letter to our third party manufacturer and three warning letters to clinical sites in our U.S. study, and has placed us on Application Integrity Policy, or AIP. The significant matters noted in the inspectional observations on Form FDA 483 relate to the following: medical complaint handling and failure to submit medical device reports, failure to follow, in a number of areas, good clinical practices in the conduct and reporting of the final results of the U.S. clinical study of ADCON(R)-L, failure to follow good laboratory practices in specific preclinical studies, potential aluminum particulate contamination of a raw material used in ADCON(R)-L production, processing and packaging of limited lots of ADCON(R)-L by our third party manufacturer and the actions we took in connection with those lots of ADCON(R)-L.

         In December 2000, the FDA placed us on AIP status due to, among other things, violations of good clinical practice in the conduct, analysis and reporting of data from the U.S. clinical study of ADCON(R)-L. The FDA has also expressed concerns regarding other past activities of Gliatech. While under AIP, the FDA will not substantively review submissions until it has assessed the validity of data and information in our FDA applications. Our activities that require FDA review will be substantially delayed pending resolution of the AIP process. In February 2001, we retained HPA to serve as independent auditor with respect to submissions to the FDA. As part of our AIP status, the FDA has requested that HPA conduct audits of selected sites in the U.S. clinical study of ADCON(R)-L, and the FDA has also conducted inspections of five sites that participated in this study. To date, the FDA has issued inspectional observations on Form FDA 483 to four of these sites and has subsequently issued warning letters to three of these sites.

         The FDA may take other actions against us, in addition to those described above. Those actions may include the issuance of formal warning letters, civil penalties or other enforcement actions. Actions taken by the FDA may materially and adversely affect our business. The FDA may take actions that prevent us from resuming commercial distribution of ADCON(R)-L, possibly including a request that we withdraw, or a withdrawal by the FDA of, the approved pre-market approval, or PMA, for ADCON(R)-L.

THE FDA MUST GRANT US PERMISSION TO RESUME COMMERCIAL DISTRIBUTION OF ADCON(R) -L IN THE UNITED STATES.

         In January 2001, we implemented a voluntary recall of ADCON(R)-L products worldwide and ADCON(R)-T/N outside of the U.S. Each of these actions was taken in response to a voluntary recall bY the supplier of a raw material used in the production of these ADCON(R) Gel products. The supplier recalled its material due to the possibility that they may have been contaminated with aluminum particulates from an aluminized paper lid liner used in packaging the materials. We have obtained from the supplier raw material that is packaged in a modified container for use in the production of ADCON(R) Gel products. We have modified and validated our manufacturing process to use the new supplY of raw material, and, in May 2001, we resumed sales of ADCON(R)-L outside the U.S. We cannot reintroduce ADCON(R)-L to the U.S. marketplace, however, until we receive permission from the FDA. We are currently preparing data for submission to the FDA regarding our manufacturing corrective actions, which we expect to submit in September 2001. This data and the MRI re-evaluation described below will be reviewed by the FDA in connection with our application to resume distribution of ADCON(R)-L in the United States. We cannot assure you that the data will be submitted on the time frame outlined above or that, based on these submissions, the FDA will grant us permission to resume commercial distribution of ADCON(R)-L in the U.S.

THE MRI RE-EVALUATION COULD BE UNFAVORABLE AND MAY NOT SUPPORT RE-INTRODUCTION OF ADCON(R)-L IN THE UNITED STATES.

         In June 2001, we received permission from the FDA to initiate an independent re-evaluation of the MRI data of evaluable patients from the U.S. clinical study of ADCON(R)-L. In connection with the MRI re-evaluation, we have had discussions with the FDA regarding modifications of the protocol for this evaluation to conform this evaluation to the FDA's current statistical methodology. These modifications include using a more rigorous two-tailed analysis rather than the one-tailed analysis used in the original U.S. clinical study. These modifications also include an evaluation of the MRIs by two neuroradiologists instead of one. This re-evaluation is being conducted by an independent clinical research organization and is expected to be provided to the FDA and to us by approximately the end of September 2001. The results will be audited by the independent auditor we retained in connection with our AIP status. We cannot assure you that the results of this re-evaluation will be submitted on the time frame outlined above, that the results will be favorable or that the results will support the re-introduction of ADCON(R)-L in the United States or that, if these results are favorable, the FDA will agree with our assessment. In 2000, sales of ADCON(R)-L in the U.S. comprised 84% of total sales of that product. If the results of the re-evaluation are unfavorable or otherwise result in a decision by the FDA not to permit us to resume commercial distribution of ADCON(R)-L, this would materially and adversely effect our business.

THE DEPARTMENT OF JUSTICE COULD TAKE ENFORCEMENT ACTIONS AGAINST US.

         We were informed by the United States Department of Justice's Office of Consumer Litigation that it, in conjunction with the Office of Criminal Investigations of the FDA, is conducting an investigation of our regulatory submissions and activities. This investigation could lead to the imposition of civil or criminal penalties against us, some of our current executive officers or employees and some of our former executive officers. We believe that the focus of this investigation relates to several of the issues previously identified as integrity issues and matters of concern by the FDA. See "-- The FDA could take enforcement actions against us."

         The DOJ could take formal actions against us. Actions taken by the DOJ could materially and adversely affect our business.

OTHER AGENCIES COULD TAKE ENFORCEMENT ACTIONS AGAINST US.

         To date, we have received three requests for information from the National Association of Securities Dealers, Inc. with respect to the trading in our common stock on or about the time we announced the termination of our merger agreement with Guilford Pharmaceuticals Inc., by, among others, some of our employees and former employees. As a result, we believe that the NASD is investigating trading activities and may continue to probe into these matters, although we do not know the extent or scope of its activities. The NASD could refer the matter to the Enforcement Division of the Securities and Exchange Commission. The investigation could result in potential civil or criminal penalties against us and some of our current and former employees. We cannot assure you that any such penalties would not have a material and adverse effect on our business.

THE FDA COULD DISREGARD SPECIFIC DATA FROM THE U.S. CLINICAL STUDY OF ADCON(R)-L, WHICH COULD REQUIRE THAT WE CONDUCT A NEW CLINICAL STUDY.

         The FDA has requested that HPA, our independent auditor under AIP, audit several sites of the U.S. clinical study of ADCON(R)-L to determine data integrity in this study. In addition, the FDA has conducted inspections of five sites that participated in the U.S. clinical study of ADCON(R)-L and issued inspectional observations on Form FDA 483 to four of these sites and warning letters to three of these sites. As a result of these audits, we may be required to remove specific patient data from the results of the U.S. clinical study. The FDA could determine that, as a result of removing specific patient data or as a result of the MRI re-evaluation, we may be required to conduct a new clinical trial to support a PMA for ADCON(R)-L. If we are required to conduct a new clinical study, that would significantly impact the timing of when, if ever, we would resume commercial distribution of ADCON(R)-L in the United States.

WE RELY ON SINGLE SOURCE SUPPLIERS FOR SPECIFIC KEY COMPONENTS OF OUR ADCON(R) GEL PRODUCTS, AND THE FAILURE TO OBTAIN ADEQUATE SUPPLIES OF THOSE COMPONENTS FROM THOSE SUPPLIERS OR TO LOCATE AN ALTERNATIVE SOURCE IF NEEDED COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         We currently obtain specific key components for the production of our ADCON(R) products from single source suppliers of those components. As described above, our single source supplier for one of the raw materials used in ADCON(R) Gel products recalled the raw material due to possible contamination. As a result, we suspended distribution of our ADCON(R)-L and ADCON(R)-T/N products and instituted a voluntary recall of those products. Although this supplier was able to resolve the issues relating to that component and we have resumed sales of ADCON(R)-L outside the U.S., the FDA must grant permission for us to resume commercial distribution in the United States. Further, recent design changes in the packaging of this material by our supplier may require additional future submissions to the FDA, and we cannot predict the FDA's willingness to consider such additional future submissions. If permission is obtained from the FDA to use the raw material in the modified packaging, we cannot assure you that this supplier or our other suppliers of specific key components will continue to provide those materials to us on acceptable terms and conditions, if at all, or that we will be able to locate or develop successfully alternative sources. If our suppliers' businesses are disrupted or if we fail to obtain adequate supplies from suppliers or fail to locate or develop alternative supplies, our business could suffer.

THERE ARE LEGAL PROCEEDINGS PENDING AGAINST US THAT COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS IF ADVERSELY DECIDED.

         To date, 10 class action lawsuits have been filed against us and some of our former executive officers in the U.S. District Court for the Northern District of Ohio alleging violation of the federal securities laws. These complaints allege that we and some of our former executive officers failed to disclose material nonpublic facts in connection with the specific inspectional observations by the FDA contained in the August 2000 Form FDA 483 and the subsequent termination of the merger agreement that we had entered into with Guilford Pharmaceuticals Inc. These complaints each seek compensatory damages in an unspecified amount, fees and expenses related to the class action and the granting of extraordinary equitable and/or injunctive relief, including, among other things, rescission.

         In addition to these securities cases, members and former members of our board of directors and some of our former executive officers are defendants in a lawsuit filed on behalf of us by one of our stockholders. The complaint alleges, among other things, breach of fiduciary duty, gross mismanagement and constructive fraud arising out of, among other things, termination of the proposed merger with Guilford, our conduct of the U.S. clinical study of ADCON(R)-L and our handling of potential medical device reports, or MDRs, to the FDA. The complaint seeks unspecified compensatory and punitive damages from the individual defendants, and fees and expenses.

         We are also the defendant in three product liability lawsuits relating to ADCON(R)-L. Each oF the plaintiffs in these lawsuits alleges injury as a result of the use of ADCON(R)-L during surgery. One of the lawsuits seeks unspecified monetary damages in excess of $0.05 million, and the other lawsuit seeks compensatory and consequential damages in the amount of $30.0 million and punitive damages in the amount of $100.0 million. The third suit seeks $5.0 million in damages plus $0.4 million in punitive damages from each defendant, which includes us and two of our wholly-owned subsidiaries, plus fees and expenses.

         These lawsuits divert our corporate resources and our management's focus on our business, and could, if determined adversely, have a material adverse effect on our business and financial condition. Other lawsuits could also be brought against us.

SOME OF OUR PRODUCTS ARE UNPROVEN AND MAY NEVER ACHIEVE COMMERCIAL SUCCESS.

         We have been engaged in the research, development and commercialization of medical devices designed to inhibit postsurgical scarring and adhesions and the research and development of pharmaceutical products for use in the treatment of several central nervous system disorders and inflammatory disorders since we commenced operations in 1988. We have not, however, generated revenue from any products other than revenues from our ADCON(R)-L product, from worldwide sales, and our ADCON(R)-T/N product, from sales outside the U.S. In addition, we have only marketed ADCON(R)-L iN the U.S. from June 1998 until January 2001. We cannot assure you that commercialization of our ADCON(R) products or any of our products in development will be successful.

         The success of our redistribution of ADCON(R)-L and ADCON(R)-T/N and the introduction of otheR ADCON(R) products will depend in part upon the acceptance of those products by the medical community, including health care providers, such as hospitals and physicians, and third-party payors. That acceptance may depend upon the extent to which the medical community perceives our products as safe, reliable and cost-effective alternatives to existing products. Acceptance of our ADCON(R) products may also depend on our ability to convince surgeons and others that the benefits associated with our ADCON(R) products justify the costs involved in modifying standard medical techniques in ways necessary to use our ADCON(R) products safely and effectively. If all or some of our products do not achieve market acceptance or if that acceptance is not obtained on a timely basis, our business and prospects could be harmed.

THE SUCCESS OF OUR ADCON(R) PRODUCT DEVELOPMENT EFFORTS IS UNCERTAIN.

         We have other ADCON(R) products under development, including ADCON(R) Solution, which is designed for use during pelvic, gynecological, abdominal and colorectal procedures. ADCON(R) Solution is currently in clinical trials in the United States. We cannot assure you as to when this clinical trial will be completed or if completed, whether ADCON(R) Solution will prove to be safe and effective, or that we will be able to obtain required regulatory approvals for this product. If and when we complete those trials, FDA approvals of those products will be delayed because of our AIP status. Even if we are able to receive required regulatory approvals, we cannot assure you that those products will receive market acceptance.

         In addition, we are evaluating potential development of other ADCON(R) products in other indications, such as breast implant surgery and cardiac surgery. ADCON(R) products for these additional indications are in a very early stage of development and will require substantial additional research and development, including preclinical studies and extensive clinical trials, before we apply for regulatory approvals or obtain market acceptance. We cannot assure you that we will be able successfully to develop these other ADCON(R) products or whether those products, if developed, will prove to be safe and effective in clinical trials and receive necessary regulatory approvals. We may also encounter problems relating to research, development, manufacturing, distribution and marketing of those products. Our failure or inability to address those problems adequately could adversely affect our business, prospects, financial condition and results of operations.

OUR PHARMACEUTICAL PRODUCTS ARE IN AN EARLY STAGE OF DEVELOPMENT AND MAY NEVER ACHIEVE COMMERCIAL SUCCESS.

         We are engaged in the discovery and development of pharmaceutical products for use in the treatment of several central nervous system disorders and inflammatory disorders. Although several of our pharmaceutical products are in preclinical evaluation, the products currently under development will require substantial additional research and development, including preclinical studies and extensive clinical trials, before we apply for regulatory approvals. We cannot assure you that our research and development activities will lead to the discovery or development of any suitable drugs or drug candidates.

         We are currently conducting clinical trials for one of our drug candidates, but we have not conducted any clinical trials with respect to any other drug candidates. We cannot assure you that any drug candidates will prove to be safe and effective. Moreover, the drugs that we have developed or are developing may prove to have undesirable and unintended side effects or may require complex delivery systems that may prevent or limit their commercial use. Even if we are able to develop pharmaceutical products for use in the treatment of specific central nervous system disorders and inflammatory disorders and even if those pharmaceutical products receive required regulatory approvals, we cannot assure you as to the extent, if any, that those products will receive market acceptance.

WE HAVE A HISTORY OF OPERATING LOSSES, EXPECT TO INCUR LOSSES AND NEGATIVE OPERATING CASH FLOWS FOR THE FORESEEABLE FUTURE AND MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

         We incurred net operating losses from the period from commencement of operations in August 1988 through June 2001 and we have an accumulated deficit of $70.5 million at June 30, 2001. We expect to continue to incur losses over at least the next several years. The amount of future net losses and time required by us to reach profitability are uncertain.

         Our ability to generate significant revenue and become profitable depends in large part on:

         - our success in obtaining regulatory approvals or clearances for our products, including approval to resume distribution of ADCON(R)-L in the U.S. and ADCON(R)-T/N outside the U.S.;

         - our success upon reintroduction of ADCON(R)-L and ADCON(R)-T/N in commercializing those ADCON(R) products;

         -        our success in developing and marketing new products;

         - the success of our independent distributors in marketing our products; and

         - our success in entering into additional marketing agreements, strategic alliances or corporate partnerships where appropriate.

We cannot assure you that we will generate significant revenues or become profitable on a sustained basis, if at all.

         In addition, our results of operations have fluctuated in the past on an annual and quarterly basis and may fluctuate significantly from period to period in the future, depending upon a number of factors, many of which are outside of our control. Those factors include:

         -        the timing of government approvals;

         -        market acceptance of our products;

         -        the success of competitive products;

         - our ability to enter into strategic alliances with corporate partners;

         -        the conduct and timing of clinical trials; and

         - the timing of expenses associated with patent matters, product launches and litigation.

Due to one or more of these factors, our results of operations may fall below the expectations of securities analysts and investors, which could cause the market price of our common stock to decline.

WE MAY NEED TO RAISE ADDITIONAL FUNDING THAT MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US, IF AT ALL.

         Our future capital requirements will depend on many factors, including, among other things:

         -        actions that may be taken by the FDA or the DOJ;

         - our ability to be removed from Application Integrity Policy status;

         - our ability to resume commercial distribution of ADCON(R)-L in the U.S. and ADCON(R)-T/N outside the U.S. in a timely manner;

         -        the success of the re-evaluation of the MRI data from the U.S.
                  clinical study of ADCON(R)-L;

         -        the commercial success of our ADCON(R) family of products;

         -        resolution of concerns raised by the FDA in the Forms FDA 483;

         -        the progress of our research and development activities;

         - the scope and results of preclinical studies and clinical trials;

         -        the cost of obtaining regulatory approvals;

         - our success in consummating the strategic alliances required to fund some of our pharmaceutical programs;

         -        the rate of our technological advances;

         -        the outcome of pending litigation and investigations;

         - determinations as to the commercial potential of our product candidates;

         -        the status of competitive products; and

         - the successful validation and establishment of additional manufacturing capacity.

         We cannot assure you that there will not be material adverse changes in our business or in the regulatory environment in which we operate that will consume our available capital resources. Without the funds received in the rights offering, we will need to raise or obtain substantial additional funds to conduct our business as currently conducted after February 2002. We need these additional funds to conduct our business, including the following activities:

         -        conducting research and preclinical and clinical trials;

         - applying for the regulatory approvals necessary to resume production and distribution of ADCON(R)-L and ADCON(R)-T/N;

         -        bringing additional products to market; and

         - developing the necessary marketing, distribution and support capabilities required to sell and distribute our products and proposed products.

         We cannot assure you that additional financing will be available to us on satisfactory terms, if at all. Any subsequent equity financing could result in dilution to our stockholders. If adequate funds are not available, we may be required to scale back or discontinue one or more of our product development programs, or obtain funds through strategic alliances that may require us to relinquish rights to certain of our technologies, product candidates or products. In addition, we may seek additional funding by pursuing other strategic alternatives, including a sale of assets that are not crucial to our business. We cannot assure you that we will be able to sell any assets on terms satisfactory to us, consummate any needed financing or other strategic transactions to provide sufficient capital resources. We expect that our existing capital resources, together with the net proceeds of this rights offering, assuming all rights are exercised and we receive an additional $_____ million, will enable us to maintain our current and planned operations at least until _________.

WE DEPEND ON OUR INDEPENDENT DISTRIBUTORS, AND, IF WE WERE TO LOSE THEIR SERVICES, OUR BUSINESS COULD BE HARMED.

         We do not have a direct sales or marketing force. We have entered into distribution agreements with third-party distributors for our ADCON(R)-L and ADCON(R)-T/N products in 39 countries outside the U.S. In addition, we have entered into a development and exclusive license agreement with Chugai Pharmaceutical Co. Ltd. that provides for the sale of ADCON(R)-L and ADCON(R)-T/N in Japan. Chugai has filed an application requesting regulatory approval to market those products in Japan, and we are engaged in ongoing discussion with Chugai regarding the licensing and sales of these products in Japan.

         Prior to the product recall, we marketed ADCON(R)-L in the U.S. through a network of independent manufacturers' agents with an aggregate sales force of approximately 200 sales representatives that serve the orthopedic and neurosurgical market. In order to market our products in additional countries and sell any additional products that we may develop, we will need to contract with additional distributors for sales and marketing functions. These distributors and manufacturers' agents are independent third parties that are not directly under our control or supervision.

         We cannot assure you that our current relationships with our distributors and manufacturers' agents will continue on terms acceptable to us, if at all, or that we will be able to contract with additional distributors on acceptable terms, if at all. In addition, we cannot assure you that our distributors or agents will devote sufficient time and resources necessary to commercialize successfully our products. If we fail to distribute some or all of our products successfully and efficiently, our business will be harmed.

WE RELY ON A THIRD PARTY TO MANUFACTURE OUR PRODUCTS, AND, IF WE WERE TO LOSE ITS SERVICES, OUR BUSINESS COULD BE HARMED.

         We currently rely on a third party manufacturer, located in The Netherlands, for the supply of ADCON(R) Gel and ADCON(R) Solution for our commercial and clinical requirements. Although we have a manufacturing facility in Solon, Ohio that is approved by KEMA Registered Quality B.V. (KEMA), a European Notified Body, to manufacture product for sale outside the U.S., we have not yet received FDA approval to manufacture products at that location for commercial sale in the U.S.

         Because we are currently on AIP status, the FDA will not substantively review the data and information we submit with respect to our manufacturing facility in the United States until the FDA's concerns relating to the integrity of the data and information contained in our submissions is resolved, which may delay the approval process. We cannot predict how long the FDA's review will take or the results of that review. As a result, we cannot predict when, if ever, we will receive FDA approval for manufacturing at our Solon, Ohio site.

         In addition, we cannot assure you that our current third party manufacturer will comply with all applicable regulatory standards or will have the capacity to continue to provide us with a supply of products that is adequate to meet our requirements, or that we would be able to identify an alternate source of supply on terms acceptable to us, if needed. In 1999, the FDA issued a Form FDA 483 and subsequently a warning letter to this third party manufacturer. Our independent auditor under AIP is reviewing the events involved in these observations, and the FDA may elect to conduct further inspections of this manufacturer in the future. We cannot assure you that the FDA will not raise new concerns regarding this manufacturer or our Solon, Ohio facility if and when we submit the relevant data to the FDA for regulatory review with respect to this U.S. facility.

         Manufacturers of medical devices and drugs also are required to adhere to FDA regulations setting forth Quality System Regulations requirements for medical devices and Good Manufacturing Practices requirements for drugs, and to similar requirements in other countries. Those requirements relate to product testing and quality assurance as well as the maintenance of related records and documentation. Failure to comply with applicable manufacturing regulations, other applicable regulatory standards, or, where required by law, the standards of the International Standards Organization could result in sanctions being imposed on us or the manufacturer of our products, including warning letters, fines, injunctions, civil penalties, failure of the FDA or other regulatory authorities to grant premarket clearance or premarket approval of medical devices and drugs, operating restrictions and criminal prosecution. We cannot assure you that our current manufacturer will comply with all applicable regulatory requirements or that we would be able to identify new or additional manufacturers on terms acceptable to us, if at all. If our current manufacturer fails to comply with applicable regulatory requirements or to make acceptable arrangements for the manufacture of our products, our business could be harmed.

WE WILL DEPEND ON FUTURE STRATEGIC ALLIANCES, AND, IF THESE ALLIANCES ARE NOT SUCCESSFUL, OUR BUSINESS COULD SUFFER.

         Our strategy for our product candidates involves contracting with collaborative partners, licensors, licensees and others for the development, marketing and distribution of products. The success of this strategy depends upon the subsequent success of these third parties in performing their responsibilities. We may enter into agreements with strategic partners relating to some of our pharmaceutical products or ADCON(R) products. We cannot assure you that we will be able to enter into an agreement with a strategic partner on acceptable terms, if at all. In addition, we cannot assure you that development of all of our products will be successfully completed or that we will be able to commercialize successfully the products developed as part of any collaborative efforts. If we fail to obtain or maintain strategic alliances or if those strategic alliances fail to commercialize products successfully, our business could suffer.

INTERNATIONAL SALES OF OUR PRODUCTS INVOLVE RISKS AND UNCERTAINTIES.

         We intend to market our products in international markets as well as in the U.S. To date, we have generated a portion of our product sales in international markets. International transactions involve many risks. We must obtain required regulatory approvals or clearances and otherwise comply with extensive regulations relating to safety, manufacturing processes and quality in order to market our products in Europe, Australia, Canada and other international jurisdictions. These regulations may differ from the FDA regulatory scheme and may change after we have obtained approval or complied with the existing regulatory scheme. In addition, obtaining or maintaining regulatory approvals or clearances in those countries may be costly. If we fail to obtain necessary international approvals or clearances, or if those approvals and clearances are delayed or obtained and withdrawn, our business, prospects, financial condition and results of operations could be harmed. Political instability, price controls, trade restrictions and tariffs may also adversely affect our international sales.

TECHNOLOGY RELATING TO OUR PRODUCTS MAY CONTINUE TO DEVELOP RAPIDLY, WHICH MAY CAUSE OUR PRODUCTS OR PROCESSES TO BECOME OBSOLETE.

         The field of technology relating to our research and development activities has developed rapidly and significantly. We expect that this technology will continue to develop rapidly and that our success will depend in large part on our ability to maintain a competitive position with respect to this technology. Rapid technological development by us or others may result in products or processes becoming obsolete before we recover any or all of our research, development and commercialization expenses related to those products or processes. If we fail to adapt to, or outpace, technological development, our business, prospects, financial condition and results of operations will suffer.

WE MAY BE UNABLE TO KEEP OUR COMPETITORS FROM COMMERCIALIZING OUR DISCOVERIES IF WE CANNOT PROTECT OUR PROPRIETARY RIGHTS.

         Our success will depend on our ability to protect or obtain and maintain patent protection for our products and technologies, to preserve trade secrets, and to operate without infringing the proprietary rights of others. The patent situation in the field of biopharmaceutical products generally is highly uncertain and involves complex legal, scientific and factual questions. To date, there is not any consistent policy regarding the breadth of claims allowed in biopharmaceutical patents. Accordingly, our patent applications may not result in patents being issued, and if issued, our patents may not protect us against competitors with similar technology. Furthermore, others may independently develop similar technologies or technologies that are superior to ours. The time required to develop, test and obtain regulatory review of a potential product is lengthy, and it is possible that, before we can commercialize any of our potential products, our patent related to the potential product may expire or remain in existence for only a short period following commercialization, thus reducing any advantage of the patent.

         Our processes and potential products may infringe patents that have been or may be granted to competitors, universities or others. As the biopharmaceutical industry expands and more patents are issued, the risk increases that our products and processes may give rise to claims that they infringe the patents of others. Those other persons could bring legal actions against us claiming damages and seeking to enjoin the manufacture, use or sale of the affected product or process. That litigation could consume a substantial portion of our resources. Further, if any of those actions are successful, we could be liable for damages or required to obtain a license in order to continue to manufacture, use or sell the affected product or process. We cannot assure you that we would prevail in any such action or that any license required under any such patent will be available on commercially reasonable terms, if at all.

         In July 1997, we were contacted by a third party regarding the potential infringement, by the ADCON(R) line of products, of two U.S. patents licensed by this third party. In August 1997, we notified this third party that we do not believe that our ADCON(R) line of products infringes these patents. We have not received any correspondence from this third party since March 1998, but, should that third party bring an infringement lawsuit against us, we may incur substantial costs and expend significant resources in order to defend this lawsuit.

         We cannot predict whether our patent applications will result in valid patents being issued. We may need to bring legal actions in order to enforce our patents and proprietary rights and/or to determine the scope and validity of the patents or proprietary rights of others. We may participate in interference proceedings that may in the future be declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us. An unfavorable outcome in a litigation or interference proceeding could require us to cease using the technology or to license rights from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we will be able to obtain licenses on commercially reasonable terms, if at all.

         We also rely on proprietary trade secrets and know-how. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants and specific contractors. It is possible, however, that these persons will breach the agreements or that our competitors will independently develop or otherwise discover our trade secrets. If others independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose our technology, or we are otherwise unable to protect our unpatented trade secrets, our business and prospects may be harmed.

WE DEPEND ON OUR KEY SCIENTIFIC PERSONNEL, AND IF WE WERE TO LOSE THEIR SERVICES OUR BUSINESS WOULD BE MATERIALLY AND ADVERSELY AFFECTED.

         Our success will depend in part on our ability to recruit and retain qualified scientific personnel. We believe that we have been successful in attracting skilled and experienced scientific personnel, but we may not be able to retain or continue to attract those individuals as employees, advisors and consultants on acceptable terms. Our failure to continue to attract and retain qualified scientific personnel could materially adversely affect our prospects for success. Some of our advisors and consultants are employed by others and may have commitments to, or consulting or advisory contracts with, other entities that limit their availability to us.

OUR ANTI-TAKEOVER PROVISIONS COULD DELAY OR PREVENT CHANGES IN OUR CONTROL AND MANAGEMENT.

         Our certificate of incorporation divides our board of directors into three classes. We have a stockholder rights plan, or "poison pill," that would cause substantial dilution to an acquiror that attempts to acquire control of more than 15% of our then-outstanding shares (__% in the case of our largest investor) without approval of our board of directors. We are also subject to provisions of Delaware law that will prohibit us from engaging in any "business combination" with a person or entity that, together with its affiliates and associates, owns 15% or more of our outstanding common stock (an "interested stockholder") for a period of three years following the date that such person became an interested stockholder, unless the business combination is approved in a prescribed manner or specific other requirements are satisfied. It is possible that these provisions could deter unsolicited takeovers or delay or prevent changes in our board of directors, our management or the control of our company.

RISKS RELATED TO THE MEDICAL DEVICE AND PHARMACEUTICAL INDUSTRIES

WE ARE EXPOSED TO PRODUCT LIABILITY CLAIMS, AND WE HAVE LIMITED INSURANCE COVERAGE FOR THOSE CLAIMS.

         The research, development and commercialization of medical devices, drugs and therapeutic products entail significant product liability risks. If we succeed in commercializing ADCON(R) Gel, or ADCON(R) Solution and in developing additional devices and new drugs, we may be exposed to additional product liability claims from consumers or others due to the use of our products in clinical trials or their commercial sale. We cannot assure you that we will be able to maintain our insurance on acceptable terms, that our insurance will be sufficient to protect us, or that we will be able to obtain sufficient insurance in the future. Although we recently resumed sales of ADCON(R)-L outside the United States, in January 2001, we discontinued production and sales of our ADCON(R)-L and ADCON(R)-T/N products and implemented a recall of those products due to a recall of a raw material contained in our ADCON(R) Gel. That product recall, any future product recall, or product liability claim or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, could adversely affect our business.

OUR PRODUCTS ARE HIGHLY REGULATED, AND THE REGULATORY PROCESS IS LENGTHY, EXPENSIVE AND UNCERTAIN.

         The FDA and similar state and foreign agencies regulate the manufacture and sale of our products. The regulatory process is lengthy, expensive and uncertain. Most medical devices and new drugs, including our products under development, must be cleared or approved by the FDA prior to commercial sale in the U.S. The FDA may require us to submit extensive clinical data and supporting information before it grants to us the necessary clearances and approvals. The FDA may withdraw its clearances and approvals if we fail to comply with regulatory requirements or if unforeseen problems occur following initial marketing of our products. As discussed above, the FDA has issued several Form FDA 483s to us and has placed us on AIP status. While under AIP, the FDA will not substantively review submissions until it has assessed the validity of data and information in our FDA applications. Our activities that require FDA review will be substantially delayed pending resolution of the AIP process. We will not be able to resume commercial distribution of ADCON(R)-L in the United States until we receive FDA permission to use the modified packaging containing the raw material used in the production of ADCON(R)-L.

         Foreign regulatory requirements apply to the sale of our products outside of the U.S., and these foreign regulatory requirements vary widely from country to country. Before we sell any medical devices in the European Union, those products must be CE marked. In order to qualify for CE marking, our products must comply with the Essential Requirements of the Medical Devices Directive, which primarily relate to safety and performance. This involves obtaining conformity assessment certification from a government authorized body such as a testing laboratory or other certifying body. The regulation of drugs in the European Union is subject to a separate and different regulatory framework that requires, among other things, approval by the applicable regulatory agencies before sale of those products. The time required to obtain clearance from a foreign country may be longer or shorter than that required by the FDA or other regulatory authorities, and clearance or approval or other regulatory requirements may differ. We cannot assure you that we will be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, for any of our products under development, and delays in receipt or failure to receive those clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could harm our business.

         In addition, regulatory clearances or approvals, even if granted, may include significant limitations on the uses for which those products may be marketed. Further, regulatory authorities may withdraw product clearances or approvals if we fail to comply with regulatory requirements. In addition, changes to medical devices and drugs are also subject to regulatory approval. We cannot assure you that we will be able to obtain any required clearances or approvals or that those clearances or approvals, if obtained, will not be withdrawn or that we will be able to comply with other regulatory requirements. In addition, because some of our products are in research or development phases, we cannot accurately predict all relevant regulatory requirements or related issues. Changes in existing laws, regulations or policies and the adoption of new laws, regulations or policies could prevent us from, or could affect the timing of, achieving compliance with regulatory requirements.

THE EXTENT TO WHICH THE COSTS OF OUR PRODUCTS WILL BE REIMBURSED BY GOVERNMENT HEALTH ADMINISTRATION AUTHORITIES, PRIVATE HEALTH COVERAGE INSURERS AND OTHERS IS UNCERTAIN.

         Our ability to commercialize successfully our products will depend in part on the extent to which reimbursement for the costs of those products and related treatments will be available from government health administration authorities, private health coverage insurers and other organizations in both the U.S. and internationally. In addition, sales of health care products depend on the availability of reimbursement to the hospital or the patient, as the case may be, from third-party payors, such as governmental and private insurance plans. The reimbursement status of newly approved health care products is uncertain, and third-party payors are increasingly challenging the prices charged for medical products and services. We cannot assure you that any of our ADCON(R) products will be considered cost effective or that reimbursement will be available or will be in amounts sufficient to allow us to sell our products on a competitive basis.

         In June 2001, the Center for Medicare and Medicaid Services, or CMS, issued a program memorandum to its network of insurance companies updating the allowable procedures list to include the Outpatient Prospective Payment System, or OPPS, codes for laminectomies and discectomies; both are specific types of back surgeries. These codes were previously listed under the Current Procedural Terminology coding system, or CPT, and were not allowed for procedures using ADCON(R)-L, but will now be reimbursed under the OPPS category code. Although this program memorandum will have no impact on us until we resume selling ADCON(R)-L in the United States, we cannot assure you of the impact this will have on sales or market acceptance of ADCON(R)-L once we resume sales of ADCON(R)-L in the United States, if ever.

         In addition, governmental and third-party payors continue to attempt to contain or reduce the costs of health care, and we cannot predict whether any legislative or regulatory proposals or reforms will be adopted. Inadequate coverage or reimbursement by government and third-party payors for uses of our products, particularly ADCON(R)-L, could adversely effect the market acceptance of these products, which would materially and adversely affect our business.

COMPETITION IN OUR INDUSTRIES IS INTENSE, AND WE MAY LOSE SALES TO OUR COMPETITORS.

         Competition in the biotechnology, medical device and pharmaceutical industries is intense. We compete with specialized firms as well as major medical device, pharmaceutical, chemical and surgical supply companies. Many of our competitors have better product development capabilities, greater financial resources and more experienced research, development, sales and marketing staffs and capabilities than we do. We also compete with academic institutions, governmental agencies and other public and private research organizations in the development of technologies and processes and compete with others in acquiring technology from institutions, agencies and organizations. Even if we achieve significant product commercialization, our competitors may achieve product commercialization or patent protection earlier or more effectively than we do. For example, some products that may compete with our ADCON(R) Solution medical device, including Interceed(R) and Seprafilm(R), are already marketed in the U.S. In addition, others may develop products that render our products less competitive, obsolete or uneconomical. If we cannot compete successfully in our industries, our business will suffer.

RISKS RELATED TO THIS OFFERING

THE PRICE OF OUR COMMON STOCK MAY DECLINE BEFORE OR AFTER THE SUBSCRIPTION RIGHTS EXPIRE.

         We cannot assure you that the market price of our common stock will not decline after you exercise your rights. If that occurs, you will have committed to buy shares of our common stock at a price above the prevailing market price, and you will have an immediate unrealized loss. Moreover, we cannot assure you that, after you exercise your rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of this offering, you may not be able to sell the shares of our common stock that you purchase in this offering. Additionally, we will not pay you any interest on funds delivered to the subscription agent pursuant to your exercise of rights.

ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MAY NOT REVOKE THE EXERCISE.

         Once you exercise your rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the rights except to return, without interest, any subscription payments.

THE SUBSCRIPTION PRICE IS NOT AN INDICATION OF OUR VALUE.

         Our board of directors set the subscription price for this rights offering after considering a variety of factors, including the desire to encourage full stockholder participation in this offering by setting an exercise price below the current market price of our common stock. The subscription price does not necessarily bear any relationship to past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our present or future value. We have not obtained a valuation opinion from an outside financial consultant or investment banker.

OUR LARGEST STOCKHOLDER MAY DECIDE NOT TO PARTICIPATE IN THE RIGHTS OFFERING.

         Our largest stockholder, which currently holds approximately 18.5% of our outstanding common stock, has indicated that it expects to exercise its basic subscription right in order to purchase all the shares of common stock that it is entitled to purchase in this rights offering. This stockholder is not, however, under any legal obligation to purchase any shares in the rights offering, and it could determine not to participate in the rights offering at all or to participate by exercising its basic subscription right only in part. If this stockholder does not participate or participates only in part, we will not raise the funds we expect from this offering, and the funds that we raise may be insufficient to satisfy the cash needs that we have identified in this prospectus.

WE CANNOT ASSURE YOU THAT WE WILL REMAIN LISTED OR QUOTED ON AN ACTIVE TRADING MARKET.

         Although our common stock is currently quoted on the Nasdaq National Market of the Nasdaq Stock Market, Inc., we cannot assure you that we will, in the future, be able to meet all requirements for continued quotation thereon. In the absence of an active trading market or if our common stock cannot be traded on the Nasdaq National Market, our common stock could instead be traded on the Nasdaq SmallCap Market, the over-the-counter bulletin board or in another over-the-counter market. In that event, the liquidity and stock price in the secondary market may be adversely affected. In addition, in the event our common stock was delisted, broker-dealers have specific regulatory burdens imposed upon them that may discourage broker-dealers from effecting transactions in our common stock, which would further limit its liquidity.

WE HAVE A LARGE AMOUNT OF SHARES ELIGIBLE FOR FUTURE SALE.

         We currently have 9,682,637 shares of common stock outstanding and, upon the completion of this offering, will have between 9,682,637 and __________ shares of common stock outstanding, depending on the number of shares subscribed for in this offering. All of those shares, other than shares that may be held by our "affiliates," will be freely tradeable without restriction or further registration under the Securities Act 1933. No predictions can be made as to the effect, if any, that market sales of shares by existing stockholders, including shares issuable upon the exercise of options, or the availability of those shares for future sale will have on the then-prevailing market price of our common stock. The prevailing market price of our common stock after this offering could be adversely affected by future sales of substantial amounts of our common stock by existing stockholders.

SPECIFIC EVENTS COULD RESULT IN A DILUTION OF YOUR OWNERSHIP OF OUR COMMON
STOCK.

         As of June 30, 2001, there were outstanding options to purchase 2,745,413 shares of our common stock issued under our Amended and Restated 1989 Stock Option Plan, 1992 Director Stock Option Plan, 1995 Non-Employee Director Stock Option Plan, the Directors Equity Plan and the 2001 Stock Incentive Plan. 788,336 of these options are currently exercisable at prices from $4.00 to $27.25 per share, at a weighted average exercise price of $10.91. We also have granted options to purchase 524,000 shares of our common stock outside any of our existing or pending options plans. In addition, in connection with the financing agreement we entered into in April 2001 with Paul Capital Royalty Acquisition Fund, PCRAF received a warrant to purchase 300,000 shares of our common stock at $2.00 per share. The exercise of our outstanding options or the warrant would dilute the then-existing stockholders' percentage ownership of our common stock, and any sales in the public market of common stock underlying those securities could adversely affect prevailing market prices for our common stock.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes or incorporates by reference forward-looking statements as they are defined in the Securities Act of 1933 and the Securities Exchange Act of 1934, including statements regarding our expected financial position and business and financing plans. The occurrence of the events described, and the achievement of the intended results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from those anticipated in any forward-looking statements. Many risks and uncertainties are inherent in our industry. Others are more specific to our operations. Many of the significant risks related to our business are described in this prospectus. These include, among other things:

         - uncertainties relating to government and regulatory approvals, policies and other matters, including, without limitation, approvals of the FDA, investigations by the FDA, and actions taken by the FDA, the Department of Justice and the NASD;

         - uncertainties relating to our status on the FDA's AIP list and delays in the regulatory process due to application of that policy;

         - uncertainties relating to the re-evaluation of the MRI data from the U.S. clinical study of ADCON(R)-L;

         - uncertainties relating to our ability to resume commercial distribution of ADCON(R)-L in the United States in a timely manner, or at all;

         - risks relating to legal proceedings, including the outcome of pending litigation and investigations;

         - uncertainties relating to the availability of key raw materials used in our products;

         - uncertainties relating to the success of some of our preclinical studies and clinical trials;

         - uncertainties relating to expenses associated with our clinical trials and research efforts;

         -        uncertainties relating to patent protection;

         -        uncertainties relating to market acceptance of our products;
                  and

         -        uncertainties relating to future capital needs and funding.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference into this prospectus might not occur. For additional risks related to our business, see the section entitled "Risk Factors" beginning on page 11.

                                    BUSINESS

GENERAL

         We are engaged in the discovery and development of biosurgery and pharmaceutical products. Our biosurgery products include ADCON(R)-L and ADCON(R)-T/N and ADCON(R) Solution, which are proprietary, resorbable, carbohydrate polymer medical devices designed to inhibit scarring and adhesions following surgery. Our pharmaceutical product candidates include small molecule drugs to modulate the cognitive state of the nervous system and proprietary monoclonal antibodies designed to inhibit inflammation.

BIOSURGERY

         Our biosurgery products are based on the ADCON(R) family of products. Our lead product, ADCON(R)-L, has been approved for commercialization in the U.S. and in 39 other countries, including the major European countries, for use to inhibit peridural fibrosis following specific spinal surgery procedures, such as lumbar surgeries. ADCON(R)-T/N has also been approved in Europe and several international markets, but not yet in the United States, for use to inhibit scar formation in tendon and nerve surgery. The ADCON(R) Gel products, ADCON(R)-L and ADCON(R)-T/N, were recalled worldwide in January 2001. ADCON(R)-L was reintroduced in markets outside the U.S. in May 2001. New packaging for ADCON(R)-T/N is currently in validation for reintroduction in the international marketplace. Reintroduction of ADCON(R)-L in the U.S. market is dependent upon the resolution of regulatory actions previously discussed.

         We sell ADCON(R)-L, and ADCON(R)-T/N when reintroduced, through independent distributors in international markets. We currently have distribution agreements in place for commercial sale of ADCON(R) Gel products in 39 international markets, including all the major medical device markets of Europe. In the United States, we have arrangements with independent sales agents to represent ADCON(R)-L. These independent sales agents receive commissions on sales of ADCON(R)-L within their geographic region. We manufacture our ADCON(R) Gel products primarily through a third party contract manufacturer in Europe and also at our U.S. manufacturing facility in Solon, Ohio for sale outside the United States.

         ADCON FAMILY OF PRODUCTS

         ADCON(R)-L

         ADCON(R)-L is a proprietary, resorbable, carbohydrate polymer gel, which is applied directly to the surgical site during lumbar surgery. ADCON(R)-L is designed to provide a physical barrier between the membranes covering the spinal cord and the back muscles, and between the spinal nerve roots and the inner surface of the vertebral body. This physical barrier is designed to inhibit scarring and adhesions at the surgical site and improve surgical outcomes. ADCON(R)-L is approved in Europe and some international markets under a CE Mark registration and has an approved pre-market approval, or PMA, application in the United States. As part of the AIP, the FDA may review the approved PMA.

         We have conducted two pivotal clinical trials of ADCON(R)-L in lumbar surgery, one study in Europe and one in the United States. The European study demonstrated that ADCON(R)-L inhibits peridural scarring and improves surgical outcomes by reducing activity-related pain. The U.S. clinical study interim analysis indicated similar reduction in scarring. The FDA issued, in August 2000, inspectional observations on Form FDA 483 relating to the process we used in recording and presenting data with respect to the final results of the U.S. clinical trial of ADCON(R)-L. As a result of these observations and other concerns, the FDA has placed us on AIP status. As part of the AIP resolution process, we are working with an independent clinical research organization to conduct the re-evaluation of the U.S. study magnetic resonance images, or MRIs.

         ADCON(R)-L was relaunched for commercial distribution in international markets in May 2001. Permission from the FDA to resume commercial distribution in the U.S. will depend upon successful resolution of manufacturing changes related to the packaging of a raw material component of ADCON(R)-L, and the MRI re-evaluation of the U.S. clinical study. We cannot assure you that the results of this re-evaluation will be favorable or that they will support the reintroduction of ADCON(R)-L in the United States. We also cannot assure you that the FDA will favorably review the manufacturing changes or that the FDA will allow us to resume commercial distribution of ADCON(R)-L in the U.S.

         ADCON(R)-T/N

         ADCON(R)-T/N is similar to ADCON(R)-L, but provided to physicians in a form appropriate for application in peripheral tendon and nerve surgeries. ADCON(R)-T/N, a gel product, is approved in Europe under a CE Mark registration and several international markets, but has not been approved in the United States.

         In order to obtain approval of this product in the United States, additional data will be needed. No additional studies are underway at this time.

         ADCON(R)SOLUTION (FORMERLY ADCON(R)-A AND ADCON(R)-P)

         ADCON(R) Solution is a proprietary, resorbable, carbohydrate polymer liquid that is applied during pelvic, gynecologic, abdominal and colorectal surgeries. ADCON(R) Solution is designed to provide a physical barrier to inhibit scarring and adhesions, which may lead to small bowel obstructions, infertility or pain.

         We have completed pilot studies of ADCON(R) Solution in both pelvic and abdominal surgery indications. In each of these pilot studies, the findings indicated a reduction in scar formation in treated patients as compared with the control group.

         We commenced patient enrollment of a pivotal clinical trial for ADCON(R) Solution in January 1999. In this study, ADCON(R) Solution is being tested in the United States in up to 20 clinical study sites in approximately 200 patients undergoing minimally invasive gynecological surgery. We have discussed with the FDA our intention to submit an amendment to the protocol for this study to conform this protocol to current standards of clinical trial design, including using a two-tailed statistical analysis. This amendment to the protocol will increase the total number of patients in the study. We are preparing a PMA submission for ADCON(R) Solution, which would be submitted to the FDA upon the completion of this study if the results support such a submission. In addition, we intend to request FDA permission to begin a pivotal study in an abdominal surgery indication. Submissions we make regarding ADCON(R) Solution are subject to the procedures imposed on us by AIP guidelines.

         OTHER ADCON PRODUCTS AND APPLICATIONS

         We are conducting preclinical studies relating to applications of ADCON(R) technology and products in inhibiting scarring and adhesions in specific other surgical procedures. Applications of ADCON(R) technology currently in testing include use with implants or prosthetic devices and use in cardiac surgery.

PHARMACEUTICAL PROGRAMS

         We are also engaged in the research and development of small molecule compounds for the treatment of several neurological disorders and antibody therapies to inhibit inflammation. These products may potentially treat disorders such as ADHD, sleep disorders, schizophrenia, rheumatoid arthritis, cardiopulmonary bypass surgery complications and Alzheimer's Disease.

         COGNITION MODULATION - GT-2331

         We have identified small molecules that act on the histamine H3 receptor in the brain. Histamine is a chemical messenger that regulates sleep/wake states and modulates levels of arousal and alertness. The histamine H3 receptor is predominantly found in the brain and regulates the synthesis and release of histamine in the brain. An antagonist to this receptor may enhance arousal and alertness, and thus may be useful to treat conditions such as ADHD, Alzheimer's Disease and sleep disorders, such as narcolepsy. Other small molecules that have different effects on this receptor may be useful to treat insomnia or obesity through appetite control.

         We have completed two Phase I double blind human clinical trials with the H3 receptor antagonist, GT-2331. The trials involved a total of 72 patients and were used to test the single and multi-dose safety and tolerability profile of GT-2331. We are currently conducting a Phase II trial in adults with ADHD. This double-blind study is exploring the utility and proper dosage for treatment of adult ADHD patients with GT-2331.

             ANTI-INFLAMMATORY MONOCLONAL ANTIBODIES

         We are developing proprietary monoclonal antibodies to the complement protein, properdin. These antibodies are designed to block the activation of the alternate complement pathway. Inappropriate activation of this pathway can lead to unwanted inflammatory responses during or following coronary bypass surgery, heart attack or stroke. Conditions such as rheumatoid arthritis and lupus may also be associated with chronic inflammation involving the alternate complement pathway.

         In December 1999, we signed a research and license agreement with Abgenix, Inc. to assist in the development of a fully human monoclonal antibody for human clinical trials. Abgenix will use its XenoMouse(R) technology to generate fully human monoclonal antibodies to the complement protein properdin. In return, Abgenix will receive a technology access payment and could receive additional fees and milestone payments plus royalties on future product sales by us. We will be responsible for product development, manufacturing and marketing of any products developed through the collaboration.

         SCHIZOPHRENIA

         We have identified a small molecule lead compound in our research program involving the regulation of human glycine transporters. These transporters modulate the levels of the neurotransmitter glycine in the central nervous system. We are developing inhibitors of these glycine transporters that would increase the levels of glycine at the glycine receptor and may be useful in treating symptoms of schizophrenia.

                               RECENT DEVELOPMENTS

         In July 2001, an 847 patient multi-center retrospective evaluation of ADCON(R)-L for inhibition of post-operative peridural fibrosis following spinal root decompression was completed on our behalf by an independent third party research organization. We believe that the preliminary results from this evaluation indicate that the incidence rates of adverse events in this study were generally consistent with those seen in the ADCON(R)-L treated and the control group patient populations of our previous clinical trials for ADCON(R)-L.

         In June 2001, we received permission from the FDA to initiate an independent re-evaluation of the MRI data from the U.S. clinical study of ADCON(R)-L. This re-evaluation is being conducted by an independent clinical research organization. In this re-evaluation, two neuroradiologists trained to assess scar formation after lumbar surgery have each independently read the MRIs. The FDA has informed us that demonstration of ADCON(R)-L's effectiveness by this re-evaluation will be a condition of the FDA's consideration of a request for permission to resume commercial distribution of ADCON(R)-L in the U.S. This re-evaluation will be audited by the independent auditor we retained in connection with the AIP guidelines. We cannot assure you that the results of this re-evaluation will be favorable.

         In May 2001, we resumed commercial distribution of ADCON(R)-L outside the U.S. We are currently preparing data for submission to the FDA regarding our manufacturing corrective actions. This data and the MRI re-evaluation described above will be reviewed by the FDA in connection with our application to resume commercial distribution of ADCON(R)-L in the United States. The results of the FDA's consideration of this application and the information contained in the application is uncertain at this point. We cannot determine when, if ever, we will be permitted to resume distribution of ADCON(R)-L in the United States.

         In April 2001, we entered into an agreement with PCRAF for up to $15 million to be invested in stages with a future option for up to $15 million in additional funds, subject to satisfaction of specific conditions. To date, we have received $7.5 million from PCRAF. We cannot assure you that we will receive any additional funds from PCRAF.

         In January 2001, we voluntarily recalled and discontinued worldwide sales of ADCON(R)-L and ADCON(R)-T/N due to a recall by a supplier of a raw material used in the production of these products. As a result of the supplier recall, the FDA issued an import alert with respect to ADCON(R)-L. Based on a new raw material in a modified container provided by the supplier, we validated production of ADCON(R)-L using this new supply of raw material. In May 2001, we relaunched ADCON(R)-L internationally. We are engaged in discussions with the FDA regarding a process to obtain FDA permission to resume sales of ADCON(R)-L in the United States.

         In December 2000, the FDA placed us on AIP status due to, among other things, violations of good clinical practice in the conduct, analysis and reporting of data from the U.S. clinical study of ADCON(R)-L. The FDA has also expressed concerns regarding other past activities of Gliatech. While under AIP, the FDA will not substantively review submissions until it has assessed the validity of data and information in our FDA applications. Our activities that require FDA review will be substantially delayed pending resolution of the AIP process. Although, as described above, we expected that our manufacturing corrective actions and MRI re-evaluation will be reviewed by the FDA, other anticipated submissions will be delayed. In February 2001, we retained HPA to serve as independent auditor with respect to submissions to the FDA. As part of our AIP status, the FDA has requested that HPA conduct audits of selected sites in the U.S. clinical study of ADCON(R)-L, and the FDA has conducted inspections of five sites that participated in this study. To date, the FDA has issued inspectional observations on Form FDA 483 to four of these sites and has subsequently issued warning letters to three of these sites.

         We are working to resolve the AIP status. We believe key elements of this process involve ongoing audits of matters concerning the FDA by HPA, our independent auditor under AIP, and the development by us of an AIP CAP, which establishes policies and procedures with respect to our data integrity compliance activities. HPA has issued a preliminary report on one matter of concern, our handling of medical device complaints and our past practices related to submission of MDRs. This preliminary report indicates that, in HPA's opinion, we failed to file properly MDRs during the period of 1998 through part of 2000. HPA also found that we have improved our systems and procedures with respect to MDR reporting, and have filed MDRs appropriately in 2001. We cannot assure you that the FDA will concur with HPA's preliminary assessment. In addition, because HPA audits of the U.S. clinical study of ADCON(R)-L and other past activities of Gliatech are ongoing, we cannot assure you that HPA's preliminary conclusions will not be modified or otherwise changed. In addition to the audits by HPA, we are developing our AIP CAP and anticipate submitting this to the FDA for review. The FDA has indicated that its review of our AIP CAP will be an important step in the resolution of AIP status. We cannot assure you that the FDA will be satisfied with our corrective actions or that the FDA will remove us from AIP status.

         We are actively seeking a potential partner for some or all of our pharmaceutical programs. Some of our current discussions with potential partners are at advanced stages and may involve the issuance of additional shares of our common stock in connection with such transactions. We cannot assure you that we will consummate any type of partnering arrangement on satisfactory terms, or at all. In addition, you should know that in the future we may seek to separate our biosurgery and pharmaceutical development businesses and consider independent strategies for each business. We cannot assure you that we will be able to execute the strategy for either or both businesses or that we can consummate any such strategic alternative if determined to be appropriate, for any or all of our business activities.

         The Department of Justice and the OCI have advised us of an ongoing government investigation related to past integrity issues and areas of FDA concern. This investigation could result in potential civil or criminal penalties being filed against us or our current or former employees. In conjunction with the activities of the OCI, we believe that the Department of Justice is conducting an investigation into several of the issues previously identified as integrity issues and matters of concern by the FDA. See "Risk Factors -- Risks Related to Our Business -- The FDA could take enforcement actions against us." We are cooperating fully with the DOJ in this ongoing and active investigation.

                               THE RIGHTS OFFERING

         BEFORE DECIDING WHETHER OR NOT TO EXERCISE ANY SUBSCRIPTION RIGHTS, YOU SHOULD CAREFULLY READ THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 11.

THE SUBSCRIPTION RIGHTS

         We are distributing an aggregate amount of __________ subscription rights to our stockholders of record as of 5:00 p.m., New York City time, on the record date of __________, 2001. Each stockholder will receive one subscription right for every ______ shares of common stock owned at that time. Each right entitles the holder to purchase one share of our common stock for the subscription price of $___ per share. On August 29, 2001, the last reported sale price for our common stock on the Nasdaq National Market of the Nasdaq Stock Market, Inc. was $4.00 per share.

BASIC SUBSCRIPTION RIGHT AND OVERSUBSCRIPTION PRIVILEGE

         Basic Subscription Right. Each right entitles you to purchase one share of our common stock at the subscription price.

         Oversubscription Privilege. If you exercise your basic subscription right in full, you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription rights. If there are not enough shares available to fill all those subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under its basic subscription right. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

         You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription right. For this purpose, you would only count the shares that you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

         You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription right in full. In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all of the shares that you have subscribed for under the oversubscription privilege, we will return by mail to you any payment you have made for shares that are not available to be issued to you, as soon as practicable after completion of this offering. Interest will not be payable on returned payments.

         Brokers, dealers and other nominees that exercise the oversubscription privilege on behalf of beneficial owners of shares must report specific information to American Stock Transfer & Trust Company and us and record specific other information received from each beneficial owner exercising subscription rights. Generally, brokers, dealers and other nominees must report:

         - the number of shares held on the record date on behalf of each beneficial owner;

         - the number of rights as to which the basic subscription right has been exercised on behalf of each beneficial owner;

         - that each beneficial owner's basic subscription right held in the same capacity has been exercised in full; and

         - the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

REASONS FOR THE RIGHTS OFFERING

         We are conducting this offering to raise needed capital for our company. Without this capital, we may not be able to fund our operations at their current level past February 2002. We believe the rights offering is an excellent way for us to raise equity capital. We are pursuing this rights offering to provide stockholders with the opportunity to avoid dilution by participating in the issue of the shares of common stock on a pro rata basis. We intend to use the net proceeds of this offering for general corporate purposes, including research and development of new products, commercial and regulatory activities associated with ADCON(R) Gel products, general and administrative expenses and working capital. If this rights offering is fully subscribed, we would receive $_______, before fees and expenses related to this offering, and we expect that those proceeds will permit us to meet our operating and capital requirements at least until ____________. We may from time to time elect to raise additional funds through various potential sources such as equity and debt financing, collaborative agreements and/or strategic alliances. We cannot assure you that any alliance or funding alternatives will be consummated, as these alternatives may depend upon other factors, including, without limitation, market conditions. In addition, if any alliance or financing is consummated, it may not be on acceptable terms. Our largest stockholder, which holds approximately 18.5% of the outstanding shares of our common stock, has indicated that it expects to exercise its basic subscription right in order to purchase all the shares of common stock it is entitled to purchase in this rights offering, although it is under no legal obligation to purchase any shares in the offering. If this stockholder exercises its basic subscription right in full, we expect to receive at least $_______ in this offering.

NO INVESTMENT RECOMMENDATION TO STOCKHOLDERS

         Our board of directors has approved the rights offering but does not make any recommendation to you as to whether or not you should exercise any subscription rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

         If you choose not to exercise your basic subscription right in full, your relative ownership interest in us will be diluted if other stockholders exercise their rights. If you exercise your subscription rights, you risk losing the new money you invest. The trading price of our common stock may decline below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that the trading price of our common stock will not decline below the subscription price during or after this offering. For a summary of some of the risks a new investment in our shares would entail, see "Risk Factors" beginning on page 11.

EXPIRATION TIME AND DATE

         Your subscription rights will expire on ___________, 2001, at 5:00 p.m., New York City time. We have the option of extending the expiration date for any reason, although presently we do not intend to do so. Rights not exercised by the expiration date will be null and void.

         In order to exercise your rights in a timely manner, you must ensure that American Stock Transfer & Trust Company actually receives, prior to the expiration of the rights, your rights certificate with a properly executed and completed election form, or "Form of Notice of Guaranteed Delivery," together with full payment for all the shares that you wish to purchase.

NO REVOCATION

         You may not revoke or change your exercise of subscription rights after you exercise your rights.

EXTENSION, WITHDRAWAL AND AMENDMENT

         We may extend the period for exercising subscription rights, although we presently do not intend to do so. We also reserve the right to withdraw or terminate this offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by rights holders will be returned. Interest will not be payable on any returned funds.

         We reserve the right to amend the terms of this offering. If we make an amendment that we consider significant, we will:

         - mail notice of the amendment to all stockholders of record as of the record date;

         -        extend the expiration date by at least ten days; and

         - offer all subscribers no less than ten days to revoke any subscription already submitted.

         The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

MAILING OF RIGHTS CERTIFICATE TO RECORD HOLDERS

         We are sending to holders of record of our common stock as of 5:00 p.m., New York City time, on the record date a rights certificate, together with this prospectus and related instructions to exercise the subscription rights. In order to exercise your subscription rights, you must complete and sign the rights certificate and timely deliver it to American Stock Transfer & Trust Company, our subscription agent, with full payment for the shares to be purchased. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, American Stock Transfer & Trust Company, as of the record date.

         A depository bank, trust company or securities broker or dealer that is a record holder for more than one beneficial owner of shares may divide or consolidate rights certificates to represent shares held as of the record date by their beneficial owners, upon proper showing to American Stock Transfer & Trust Company.

         If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person that is the record holder of your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and must act on your behalf in order for you to exercise your rights. We have asked the brokers, dealers and other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights those beneficial owners are entitled to exercise.

FOREIGN ADDRESSES

         We are not mailing rights certificates to stockholders whose addresses are outside the United States or who have an Army Post Office (APO) or Fleet Post Office (FPO) address. In those cases, the rights certificates will be held by American Stock Transfer & Trust Company for those stockholders. To exercise their rights, these stockholders must notify American Stock Transfer & Trust Company before 11:00 a.m., New York City time, on the third business day prior to the expiration date.

BLOCK OF EXERCISE DUE TO REGULATORY ISSUES

         We reserve the right to refuse the exercise of subscription rights by any holder of rights that would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking that clearance or approval.

         We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this offering is not permitted. We reserve the right to delay the commencement of this offering in some states or other jurisdictions if necessary to comply with local laws. We may, however, elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in this offering in order to carry out this offering in that state or jurisdiction.

PROCEDURES TO EXERCISE SUBSCRIPTION RIGHTS

         Please do not send rights certificates or related exercise forms to us. If you wish to exercise rights, please send the rights certificate and your properly completed and executed exercise form with full payment to the subscription agent for this offering, American Stock Transfer & Trust Company.

         You should read carefully the rights certificate and related instructions and forms that accompany this prospectus. You should call Morrow & Co., the information agent for this offering, at the address and telephone number listed below under the caption "-- Questions and Assistance Concerning the Rights Offering" promptly with any questions that you may have.

         You may exercise your subscription rights by delivering to American Stock Transfer & Trust Company, at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date:

         - rights certificate(s) that evidence your subscription rights and a properly completed and executed exercise form. See "-- Delivery of Rights Certificate" below for instructions on where to send these documents; and

         - payment in full of the subscription price for each share of our common stock that you wish to purchase under the basic subscription right and the oversubscription privilege. See "-- Required Forms of Payment" below for payment instructions.

REQUIRED FORMS OF PAYMENT

         The subscription price is $____ per share subscribed for, payable in cash. All payments must be cleared on or before the expiration date. In order for you to timely exercise your rights, American Stock Transfer & Trust Company must actually receive the subscription price before the expiration date.

         If you exercise any rights, you must deliver to American Stock Transfer & Trust Company full payment in the form of:

         - a personal check, certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to American Stock Transfer & Trust Company, subscription agent, or

         - a wire transfer of immediately available funds to the account maintained by the subscription agent for this offering. If you desire to make payment by wire transfer, you must contact American Stock Transfer & Trust Company to receive a Wire Authorization Form.

Funds paid by personal check may take five or more business days to clear. Accordingly, if you pay the subscription price by means of personal check, you should mail your check sufficiently in advance of the expiration date of the rights to ensure that the subscription agent receives the check and your funds actually clear by the expiration date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds instead of by personal check.

DELIVERY OF RIGHTS CERTIFICATE

         All rights certificates, exercise forms, transfer forms, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of subscription rights, must be delivered to American Stock Transfer & Trust Company as follows:

By Hand or First Class Mail:             By Overnight Courier:
American Stock Transfer & Trust Company  American Stock Transfer & Trust Company
59 Maiden Lane                           6201 15th Avenue
New York, New York 10038                 Brooklyn, New York 11219


         Eligible institutions may deliver "Notice of Guaranteed Delivery" forms by facsimile transmission. American Stock Transfer & Trust Company's facsimile number is (718) 234-5001. You should confirm receipt of all facsimiles by calling (212) 936-5100 or (718) 921-8200.

SPECIAL PROCEDURE UNDER "NOTICE OF GUARANTEED DELIVERY" FORM

         If you wish to exercise subscription rights but cannot ensure that American Stock Transfer & Trust Company will actually receive your rights certificate and completed and executed exercise form before the expiration date, you may alternatively exercise your subscription rights by causing all of the following to occur within the time prescribed:

         - Full payment must be received by American Stock Transfer & Trust Company prior to the expiration date for all of the newly issued shares of our common stock that you desire to purchase pursuant to the basic subscription right and the oversubscription privilege.

         - A properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by us with your rights certificate and accompanied by a Medallion Guaranty must be received by American Stock Transfer & Trust Company at or prior to the expiration date.

         - The "Notice of Guaranteed Delivery" form must be executed by both you and one of the following:

                  - a member firm of a registered national securities exchange;

                  - a member of the National Association of Securities Dealers, Inc.;

                  - a commercial bank or trust company having an office or correspondent in the United States; or

                  - other eligible guarantor institution qualified under a guarantee program acceptable to American Stock Transfer & Trust Company.

         - The co-signing institution must provide a Medallion Guaranty on the "Notice of Guaranteed Delivery" guaranteeing that the rights certificate will be delivered to American Stock Transfer & Trust Company within three business days after the date of the form. Your "Notice of Guaranteed Delivery" form must also provide other relevant details concerning the intended exercise of your subscription rights.

         - The properly completed rights certificate(s) with any required signature guarantee must be received by American Stock Transfer & Trust Company within three business days following the date of the related Notice of Guaranteed Delivery.

         - If you are a nominee holder of rights, the "Nominee Holder Certification" must also accompany the Notice of Guaranteed Delivery.

         A Notice of Guaranteed Delivery may be delivered to American Stock Transfer & Trust Company in the same manner as rights certificates at the addresses set forth above under the caption "-- Delivery of Rights Certificate" or by facsimile transmission. American Stock Transfer & Trust Company's facsimile number is (718) 234-5001. You should confirm all facsimile deliveries by calling (212) 936-5100 or (718) 921-8200.

         Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Morrow & Co., whose address and telephone number are set forth below under the caption "Questions and Assistance Concerning the Rights."

INCOMPLETE FORMS; INSUFFICIENT PAYMENT

         If you do not indicate on your rights certificate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the rights certificate and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows: (1) you will be deemed to have exercised your basic subscription right to the full extent of the payment received, and (2) if any funds remain, you will be deemed to have exercised your oversubscription privilege to the extent of the remaining funds. We will return any payment not applied to the purchase of shares under this offering as soon as practicable by mail. Interest will not be payable on returned payments.

PROHIBITION ON FRACTIONAL SHARES

         Each right entitles you to purchase one share of our common stock at the subscription price. We will accept any subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and, as soon as practicable, returning, without interest, any payment received for a fractional share.

INSTRUCTIONS TO NOMINEE HOLDERS

         If you are a broker, trustee or depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact those beneficial owners as soon as possible to obtain instructions and related certifications concerning their subscription rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

         To the extent so instructed, nominee holders should complete appropriate rights certificates on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of "Nominee Holder Certification," and submit them on a timely basis to American Stock Transfer & Trust Company with the proper payment.

RISK OF LOSS ON DELIVERY OF RIGHTS CERTIFICATES AND PAYMENTS

         Each holder of rights bears all risk of the method of delivery to American Stock Transfer & Trust Company of rights certificates and payments of the subscription price. If rights certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to American Stock Transfer & Trust Company and clearance of payment prior to the expiration date.

         Because personal checks may take at least five business days to clear, you are strongly urged to pay by means of certified or cashier's check, money order or wire transfer of funds.

HOW PROCEDURAL AND OTHER QUESTIONS ARE RESOLVED

         We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of those questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity. Your questions regarding the rights offering should be directed to the information agent, whose contact information is set forth below.

         Rights certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor American Stock Transfer & Trust Company have any duty to give notification of any defect or irregularity in connection with the submission of rights certificates or any other required document. Neither we nor American Stock Transfer & Trust Company will incur any liability for failure to give such notification.

         We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

QUESTIONS AND ASSISTANCE CONCERNING THE RIGHTS OFFERING

         You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to the information agent for the offering:

                                  Morrow & Co.
                                 445 Park Avenue
                            New York, New York 10022
                            Telephone: (800) 607-0088
                        E-mail: gliatech.info@morrowco.com

ISSUANCE OF STOCK CERTIFICATES

         Stock certificates for shares purchased in this offering will be issued as soon as practicable after the expiration date. American Stock Transfer & Trust Company will deliver subscription payments to us only after consummation of this offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise in your rights certificate, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

                    SPECIFIC FEDERAL INCOME TAX CONSEQUENCES

         We have summarized below material United States income tax consequences of the rights offering. The summary is based on the Internal Revenue Code of 1986, which we refer to as the "Code," the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, all of which are subject to change on a prospective or retroactive basis. The tax consequences of this offering under state, local and foreign law are not discussed. The consequences of this offering with respect to any taxes other than income taxes are not discussed. Moreover, special considerations not described in this summary may apply to some taxpayers or some types of taxpayers, such as financial institutions, broker-dealers, nominee holders of our stock, life insurance companies, tax-exempt organizations and foreign taxpayers. The discussion is limited to those who have held the common stock, and will hold the rights and any shares acquired upon the exercise of the rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

         The summary is not binding on the Internal Revenue Service, which may disagree with one or more of the conclusions expressed. We urge stockholders to consult their own tax advisers with respect to the federal income or other tax consequences to them of the offering, as well as the tax consequences under state, local and foreign law and the possible effects of changes in tax laws.

ISSUANCE OF RIGHTS

         You should not recognize taxable income for federal income tax purposes upon distribution of the rights.

STOCKHOLDER BASIS AND HOLDING PERIOD OF THE RIGHTS

         Except as provided in the following sentence, the basis of the subscription rights you receive as a distribution with respect to your common stock should be zero. If, however, either (1) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value, on the date of issuance of the rights, of the common stock with respect to which they are received or (2) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights, then upon exercise of the rights, your basis in the common stock should be allocated between the common stock and the rights in proportion to the fair market values of each on the date the rights are issued.

LAPSE OF THE RIGHTS

         If you allow subscription rights received to lapse, no gain or loss should be recognized, and no adjustment will be made to the basis of your common stock, even if you have a basis in those rights as described above.

EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF THE COMMON STOCK

         You will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of rights will be equal to the sum of the subscription price paid for the shares acquired through exercise and the holder's basis in the rights exercised, if any. The holding period for the shares acquired through exercise of rights will begin on the date those rights are exercised.

SALE OF SHARES

         The sale of shares of common stock acquired through the exercise of rights will result in the recognition of gain or loss to the seller in an amount equal to the difference between the amount realized and the seller's basis in the shares sold. If the seller holds those shares as a capital asset, gain or loss on the sale will be long-term or short-term capital gain or loss, depending on whether the shares have been held for more than one year.

                                 USE OF PROCEEDS

         We estimate that the net proceeds of this offering will be approximately $_____________, if fully subscribed. We intend to use these proceeds for general corporate purposes, including research and development of new products, commercial and regulatory activities associated with ADCON(R) Gel products, general and administrative expenses and working capital.



                       DETERMINATION OF SUBSCRIPTION PRICE

         Our board of directors determined to set a $____ per share subscription price after taking into account a number of factors including:

         -        our need for capital;

         -        our business prospects;

         -        the amount of proceeds desired;

         - the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock;

         -        the historic and current market price of our common stock;

         - general conditions in the securities market and the difficult market conditions prevailing for the raising of equity capital;

         -        our operating history;

         -        the liquidity of our common stock; and

         - the desire to maintain the listing of our common stock on the Nasdaq National Market System.

The $____ per share price should not be considered an indication of the actual value of our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than $____ per share. We have not obtained any valuation opinion from any outside financial advisor or investment banker.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock is quoted on the Nasdaq National Market of the Nasdaq Stock Market, Inc. under the symbol "GLIA." The following table sets forth the high and low bid prices for our common stock for the periods indicated:

                                                                         High             Low
                                                                         ----             ---

2001
     Third Quarter (through August 29, 2001)......................       $4 42/64         $3 3/64
     Second Quarter...............................................       $6               $1 5/8
     First Quarter................................................       $6 1/2           $1 1/2

2000
     Fourth Quarter...............................................       $8               $3 3/4
     Third Quarter................................................       $27 11/16        $6 1/16
     Second Quarter...............................................       $20 7/8          $12 7/8
     First Quarter................................................       $26 9/16         $12 1/4

1999
     Fourth Quarter...............................................       $20              $7 3/4
     Third Quarter................................................       $26 1/2          $15 5/8
     Second Quarter...............................................       $27 3/4          $18 3/4
     First Quarter................................................       $31 3/8          $20


         The last sale price of common stock on August 29, 2001, as reported on the Nasdaq National Market was $4.00 per share. There were approximately 209 holders of record of our common stock as of August 29, 2001.

         We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2001, on the following bases: (1) on an actual basis; (2) on a pro forma as adjusted basis to reflect the estimated net proceeds from this offering on a partially subscribed basis; and (3) on a pro forma as adjusted basis to reflect the estimated net proceeds from this offering on a fully subscribed basis. You should read this table in conjunction with our financial statements that are incorporated by reference into this prospectus, as well as the "Recent Developments" section on page 29.

                                                                         JUNE 30, 2001
                                          ------------------------------------------------------------------------
                                                                        PRO FORMA                 PRO FORMA
                                                 ACTUAL               AS ADJUSTED(2)            AS ADJUSTED(3)
                                          ------------------------------------------------------------------------
                                                                        (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Cash and cash equivalents...........      $           11,284
Long-term obligations...............      $            6,862

Stockholders' equity:

Preferred Stock, $0.01 par value,
5,000,000 shares authorized, none
issued or outstanding...............      $              ---
Common Stock, $0.01 par value,
30,000,000 shares authorized; issued
and outstanding-- 9,682,637 actual and
__________ as adjusted(1)...........                      97
Additional paid-in capital..........                  75,460

Accumulated other comprehensive income                    29

Accumulated Deficit                                 (70,450)
                                          ---------------------    ---------------------     ---------------------
         Total stockholders' equity.      $            5,136
                                          =====================    =====================     =====================
         Total capitalization.......      $           11,998
                                          =====================    =====================     =====================

(1) Excludes an aggregate of 2,745,413 shares of common stock issuable upon exercise of stock options outstanding at June 30, 2001 at a weighted average exercise price of $7.93 per share granted under our stock option plans. An additional 300,000 shares of common stock have been reserved for issuance upon the exercise of warrants at an exercise price of $2.00 per warrant, subject to adjustment.

(2) Reflects the sale of __________ shares in the rights offering at the offering price of $_______.

(3) Reflects the sale of __________ shares in the rights offering at the offering price of $_______.

                              PLAN OF DISTRIBUTION

         We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of rights or exercise of subscription privileges in this offering and no commissions, fees or discounts will be paid in connection with it. Some of our officers and other employees may solicit responses from you, but those officers and other employees will not receive any commissions or compensation for those services other than their normal employment compensation.

         We will pay the fees and expenses of American Stock Transfer & Trust Company, as subscription agent, and Morrow & Co., as information agent. We have also agreed to indemnify the subscription agent and the information agent from any liability that they may incur in connection with this rights offering.

         The rights and copies of this prospectus will be distributed to each holder of record of our common stock as of 5:00 p.m., New York City time, on _________, 2001. If you wish to exercise your rights and subscribe for newly issued shares of our common stock, you should follow the procedures described under "The Rights Offering -- Procedures to Exercise Rights."

         Shares of our common stock received through the exercise of subscription rights will be traded on the Nasdaq National Market under the symbol "GLIA" as our currently outstanding shares of common stock now trade.

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Jones, Day, Reavis & Pogue, Cleveland, Ohio.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report (which contains an explanatory paragraph describing the conditions that raise substantial doubt about our ability to continue as a going concern as described in Note B to the consolidated financial statements), which is incorporated by reference in this prospectus and registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================

                                 _______ SHARES



                                 [GLIATECH LOGO]


                            ------------------------


                                  COMMON STOCK


                            ------------------------


                                   PROSPECTUS


                               _____________, 2001


                            ------------------------


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND THE INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. ALSO, YOU SHOULD NOT ASSUME THAT THERE HAS BEEN NO CHANGE IN OUR BUSINESS OR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

         THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission Registration Fee               $       5,300
Subscription Agent Fees.........................................          6,500
Information Agent Fees..........................................             *
Printing and Engraving Costs....................................          5,000
Legal Fees and Expenses.........................................         75,000
Accounting Fees and Expenses....................................             *
Miscellaneous...................................................             *

         Total..................................................  $          *
----------

* To be completed by amendment.

         All of the above items, except the registration fee, are estimated. All expenses incurred in connection with this offering will be borne by Gliatech Inc.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Gliatech's Second Restated Certificate of Incorporation ("Second Restated Certificate") provides in Article Seventh that it will indemnify its officers, directors and each person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of Gliatech as an employee or agent of Gliatech or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") or any other applicable laws as from time to time may be in effect and that Gliatech may enter into agreements which provide for indemnification greater or different from that provided in the Second Restated Certificate. In addition, Gliatech has provided in Article Eighth of its Second Restated Certificate that no director will be personally liable to Gliatech or its stockholders for or with respect to any acts or omissions in the performance of his or her duty as a director, to the fullest extent permitted by the DGCL or any other applicable laws as from time to time may be in effect. The Second Restated Certificate further provides that any repeal or modification of Article Seventh or Article Eighth will not adversely affect the right or protection existing under such provision prior to such repeal or modification.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under standards similar to those set forth in the paragraph above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for those expenses which the court shall deem proper.

         Section 145 further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by a corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145; that expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation; that indemnification provided for by Section 145 will not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

         Gliatech has entered into indemnity agreements (the "Indemnity Agreements") with the current Directors and executive officers of Gliatech and expects to enter into similar agreements with any Director or those executive officers designated by the Board of Directors of Gliatech which may, from time to time, be elected or appointed.

         Pursuant to the Indemnity Agreements, Gliatech will indemnify a Director or officer of Gliatech (the "Indemnitee") if the Indemnitee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was a Director or officer of Gliatech, or is or was serving at the request of Gliatech in specific capacities with another entity, against any and all costs, charges and expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such proceeding. Indemnity is available to the Indemnitee unless it is proved by clear and convincing evidence that the Indemnitee's action or failure to act was not in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Gliatech.

         The Indemnity Agreements provide for advancement of expenses to the Indemnitee if the Indemnitee provides Gliatech with a written undertaking that
(i) he has reasonably incurred or will
reasonably incur actual expenses in defending an actual civil, criminal, administrative or investigative action, suit, proceeding or claim and (ii) he will repay such amount if it is ultimately determined that he is not entitled to be indemnified by Gliatech.

ITEM 16. EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:

     Exhibit                     Description
     -------                     -----------

           *5.1     Opinion of Jones, Day, Reavis & Pogue
           *8.1     Tax opinion of Jones, Day, Reavis & Pogue
           23.1     Consent of Ernst & Young LLP
          *23.2     Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                    5.1)
           24.1     Power of Attorney
          *99.1     Form of Rights Certificate
          *99.2     Instructions to Stockholders
          *99.3     Notice of Guaranteed Delivery
          *99.4     Form of Letter to Stockholders
          *99.5     Form of Letter to Brokers
          *99.6     Important Tax Information

            * To be filed by amendment.

ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sale are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the registration statement is on Form

S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Cleveland, State of Ohio, on this 30th day of August 2001.

                                         GLIATECH INC.


                                         By:   /s/ Thomas F. Barnish
                                            -----------------------------------
                                         Name:  Thomas F. Barnish
                                         Title: Vice President and Chief
                                                  Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

               Signature                                 Title                            Date
               ---------                                 -----                            ----


                 *
---------------------------------        Chairman of the Board and Chief        August 30, 2001
           Robert P. Pinkas              Executive Officer (Principal
                                         Executive Officer)

                 *
---------------------------------        Director                               August 30, 2001
            Steven L. Basta

     /s/ Thomas F. Barnish
---------------------------------        Vice President and Chief Financial     August 30, 2001
           Thomas F. Barnish             Officer (Principal Financial and
                                         Accounting Officer)

                 *
---------------------------------        Director                               August 30, 2001
           William A. Clarke


----------------------------------       Director
    Allan M. Green, M.D., Ph.D., JD

                 *
----------------------------------       Director                               August 30, 2001
          Ronald E. Henriksen

* The undersigned by signing his name hereto, does sign and execute this registration statement pursuant to the Powers of Attorney executed by the above-named officers and directors of Gliatech Inc., which are filed herewith with the Securities and Exchange Commission on behalf of such officers and directors.


                                        By:    /s/ Thomas F. Barnish
                                           ------------------------------------
                                        Name:  Thomas F. Barnish
                                        Title: Vice President and Chief
                                                  Financial Officer

     Exhibit                 Description
     -------                 -----------

        *5.1     Opinion of Jones, Day, Reavis & Pogue
        *8.1     Tax opinion of Jones, Day, Reavis & Pogue
        23.1     Consent of Ernst & Young LLP
       *23.2     Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1)
        24.1     Power of Attorney
       *99.1     Form of Rights Certificate
       *99.2     Instructions to Stockholders
       *99.3     Notice of Guaranteed Delivery
       *99.4     Form of Letter to Stockholders
       *99.5     Form of Letter to Brokers
       *99.6     Important Tax Information

   * To be filed by amendment.